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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-215890

6,950,000 Shares

GMS Inc.

Common Stock

The selling stockholders identified in this prospectus are offering 6,950,000 shares of common stock of GMS Inc. We are not selling any shares of common stock of GMS Inc. in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "GMS". The last reported sale price of our common stock on February 22, 2017 was $29.79 per share.

The underwriters have an option for a period of 30 days to purchase up to a maximum of 1,042,500 additional shares of our common stock from the selling stockholders.

Following this offering, we will continue to be a "controlled company" within the meaning of the corporate governance standards of the New York Stock Exchange.

Investing in our common stock involves risk. See "Risk Factors" beginning on page 25 to read about factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders
Per Share	$29.25	$1.32	$27.93
Total	$203,287,500.00	$9,147,937.50	$194,139,562.50

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

Delivery of the shares of common stock will be made on or about February 28, 2017.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays	Credit Suisse	RBC Capital Markets

Baird	SunTrust Robinson Humphrey

Raymond James	Stephens Inc.	Wells Fargo Securities

The date of this prospectus is February 22, 2017.

GMS

GYPSUM MANAGEMENT & SUPPLY

Washington
Montana
Minnesota
Oregon
Idaho
South Dakota
Wyoming
Michigan
VT
NH
Maine
New York
Nevada
Nebraska
Iowa
Pennsylvania
Utah
Colorado
Illinois
Indiana
Ohio
California
Kansas
Missouri
West Virginia
Kentucky
North Carolina
Tennessee
Arizona
Oklahoma
Arkansas
South Carolina
New Mexico
Mississippi
Alabama
Georgia
Texas
Louisiana
Alaska
Florida
Hawaii

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us that we have referred you to. We have not, the selling stockholders have not and the underwriters have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us that we have referred you to. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business and financial condition may have changed since such date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

 MARKET AND INDUSTRY DATA

        This prospectus includes estimates regarding market and industry data that we prepared based on our management's knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate.

i

        In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for the products we distribute. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market shares. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data. References herein to our being a leader in a market or product category refer to our belief that we have a leading market share position in each specified market based on volume, for our wallboard market share position, or sales dollars, for our ceilings market share position, unless the context otherwise requires. In addition, unless otherwise stated or the context otherwise requires, the discussions herein regarding (1) the wallboard market are based on the total volume of wallboard produced in U.S. manufacturing facilities, some of which is sold into Canada, and (2) the suspended ceilings systems, or ceilings, market are based on the total sales, in dollars, of ceilings distributed or otherwise sold in North America.

 BASIS OF PRESENTATION

        On April 1, 2014, GMS Inc., or the Successor, acquired, through its wholly-owned entities, GYP Holdings II Corp. and GYP Holdings III Corp., all of the capital stock of Gypsum Management and Supply, Inc., or the Predecessor. Successor is majority owned by certain affiliates of AEA Investors LP, which we refer to as "AEA" or our "Sponsor," and certain of our other stockholders. We refer to this acquisition as the "Acquisition."

        As a result of the Acquisition and resulting change in control and changes due to the impact of purchase accounting, we are required to present separately the operating results for the Predecessor periods ending on or prior to March 31, 2014 and the Successor periods beginning on or after April 1, 2014. Accordingly, unless otherwise indicated or the context otherwise requires, all references to "the Company," "GMS," "we," "us," "our" and other similar terms mean (1) the Predecessor for periods ending on or prior to March 31, 2014 and (2) the Successor for periods beginning on or after April 1, 2014, in each case together with its consolidated subsidiaries.

        Our fiscal year ends on April 30 of each year. References in this prospectus to a fiscal year mean the year in which that fiscal year ends. References in this prospectus to "fiscal 2015" or "FY 2015" relate to the year ended April 30, 2015, references in this prospectus to "fiscal 2016" or "FY 2016" relate to the fiscal year ended April 30, 2016 and references in this prospectus to "fiscal 2017" or "FY 2017" relate to the fiscal year ending April 30, 2017. References in this prospectus to "full year 2014" or "FY 2014" represent the sum of the results of the eleven month period from May 1, 2013 to March 31, 2014 and the one month period from April 1, 2014 to April 30, 2014.

        The audited financial statements incorporated by reference in this prospectus include a black line division to indicate that the Predecessor and Successor reporting entities have applied different bases of accounting and are not comparable. Please note that our discussion of certain financial information for the full year ended April 30, 2014, specifically net sales and Adjusted EBITDA, includes data from the Predecessor and Successor periods on a combined basis for the full year 2014. The change in basis resulting from the Acquisition did not impact such financial information and, although this presentation of financial information on a combined basis does not comply with generally accepted accounting principles in the United States, or GAAP, we believe it provides a meaningful method of comparison to the other periods presented or incorporated by reference in this prospectus. The data is being presented for analytical purposes only. Combined operating results (1) have not been prepared on a pro forma basis as if the Acquisition occurred on the first day of the period, (2) may not reflect the actual results we would have achieved absent the Acquisition and (3) may not be predictive of future results of operations.

ii

        Amounts presented or incorporated by reference in this prospectus in thousands or millions are approximations of the actual amounts in that they have been rounded.

 CERTAIN TRADEMARKS

        This prospectus includes trademarks and service marks owned by us, including GMSTM and GMS Gypsum Management & Supply, Inc.®. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 25 of this prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus, before deciding to invest in our common stock.

 Our Company

        We are the leading North American distributor of wallboard and suspended ceilings systems. Our product offering of wallboard, suspended ceilings systems, or ceilings, and complementary interior construction products is designed to provide a comprehensive solution for our core customer, the interior contractor who installs these products in commercial and residential buildings.

        Since our founding in 1971, we have grown our business from a single location to over 200 branches across 42 states through a combination of both organic growth and acquisitions. Underpinning that growth is our entrepreneurial culture, which both enables us to drive organic growth by delivering outstanding customer service and makes us an attractive acquirer for smaller distributors whose owners are seeking liquidity. Over time, we have increased our market share in the distribution of wallboard and ceilings, which management currently estimates is 14% for wallboard, based on volume produced in the United States and Canada, and 16% for ceilings, based on sales dollars in North America.

        We serve as a critical link between our suppliers and our highly fragmented customer base of over 20,000 contractors. Based on wallboard's unique product attributes and delivery requirements, distributing wallboard requires a higher degree of logistics and service expertise than most other building products. Wallboard has a high weight-to-value ratio, is easily damaged, cannot be left outside and often must be delivered to a job site before or after normal business hours. Due to the weight of the product, we are often required to deliver wallboard to the specific room where it will be installed. For example, we can place the precise amount and type of wallboard necessary for a second story room of a new building through the second story window using a specialized truck with an articulating boom loader. To do this effectively, we need to load the truck at the branch so that the precise amount and type of wallboard for each room of the building can be off-loaded by the articulating boom loader in the right sequence. Our sales, dispatch and delivery teams then coordinate an often complicated, customized delivery plan to ensure that our delivery schedule matches the customer's job site schedule, that deliveries are made with regard to the specific challenges of a customer's job site, that no damage occurs to the customer's property and, most importantly, that proper safety procedures are followed at all times. Often this requires us to send an employee to a job site before the delivery is made to document the specific requirements and safety considerations of a particular location. Given the logistical intensity of this process and the premium contractors place on distributors delivering the right product, at the right time, in the right place, we are able to differentiate ourselves based on service and can generate attractive gross profit margins. In addition to executing a logistics-intensive service, for all of our products we facilitate purchasing relationships between suppliers and our highly fragmented customer base by transferring technical product knowledge, educating contractors on proper installation techniques for new products, ensuring local product availability and extending trade credit.

        We believe our strategic focus and operating model enable us to differentiate ourselves within our industry. Whereas several of our competitors are part of larger organizations that manufacture or distribute a wide variety of products, we focus on distributing wallboard, ceilings and complementary interior construction products. We believe this focus enables us to provide superior service and product expertise to our customers. In addition, our operating model combines a national platform with a local go-to-market strategy through over 200 branches across the country. We believe this combination enables us to generate economies of scale while maintaining the high service levels, entrepreneurial culture and customer intimacy of a local business. In order to tailor its products and services to meet the needs of its local market, each of our branches operates with a significant amount of autonomy within the parameters of our overall business model. Branch managers are responsible for sales, pricing and staffing activities, and have full operational control of customer service and deliveries. They are compensated in part based on the profit they are able to achieve, which aligns their incentives with our financial goals. We believe our experienced, locally-focused teams, and our ability to develop, motivate and incentivize them, are key to our success. Through our Yard Support Center, which includes over 120 employees at our corporate office in Atlanta, we support our branches with various back office functions including accounting, information technology, or IT, legal, safety, human resources, marketing and risk management. We also use our Yard Support Center to generate purchasing efficiencies and share best practices across our branch network.

        We have grown our Company and developed our distinctive culture under strong, consistent leadership. Our senior management team has been with us for an average of over 20 years. We have been able to retain top talent and incentivize managers through our entrepreneurial culture and broad-based equity ownership. Prior to this offering, 74 of our employees own approximately 27% of our common stock, including vested options. Together with our strong base of experienced operators, our management team has grown our Company from a single site location to the market leader we are today.

        For fiscal 2016, we generated $1.9 billion in net sales, $12.6 million of net income and $138.2 million of Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income (loss), please refer to "—Summary Financial and Other Data." Net sales and Adjusted EBITDA grew 18.3% and 32.0%, respectively, in fiscal 2016 as compared to fiscal 2015. Over the past four years, net sales and Adjusted EBITDA have grown at a compound annual growth rate, or CAGR, of 17.0% and 43.7%, respectively.

        The table below summarizes our major product categories:

(dollars in millions)	Wallboard	Ceilings	Steel Framing	Other Products
Fiscal 2016 Net Sales	$871.0	$297.1	$281.3	$408.8
% of Fiscal 2016 Net Sales	46.9%	16.0%	15.1%	22.0%
Description(1)	• #1 market position • Used to finish the interior walls and ceilings in residential, commercial and institutional construction projects	• #1 market position • Suspended ceiling systems primarily comprised of mineral fiber ceiling tile and grid • Architectural specialty ceilings systems	• Steel framing products for interior walls • Sold into commercial applications, typically as part of a package with wallboard, ceilings and other products

•

Primarily consists of complementary interior construction products, including joint compound, finishing materials, tools and fasteners, safety products and EIFS (exterior insulation and finishing system)

Products	• Various types of wallboard including: 1/2 inch standard (residential), 5/8 inch fire-rated (commercial), foil-backed, lead-lined, moisture-resistant, mold-resistant and vinyl-covered • Tile backer	• Acoustical ceiling tiles (standard and architectural specialty) • Clips • Covered fiberglass • Ceiling tile grid • Hangers	• Beads, clips, furring, hangers, joists, lath, mesh and trim • Control joint • Drywall steel • Flat stock • Plastering steel • Structural • Studs and track	• Adhesives • EIFS • Fasteners • Insulation • Joint compound • Plaster • Safety equipment • Tools • Trims
Primary End Markets	• Residential New Construction • Residential Repair and Remodeling, or R&R • Commercial New Construction • Commercial R&R	• Commercial New Construction • Commercial R&R	• Commercial New Construction • Commercial R&R	• Commercial New Construction • Commercial R&R • Residential New Construction • Residential R&R
Key Manufacturers

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American Gypsum Company,  LLC, or American Gypsum

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CertainTeed Corporation, or CertainTeed

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Continental Building Products Inc., or Continental

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Georgia-Pacific Corporation, or Georgia-Pacific

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National Gypsum Company, or National Gypsum

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Pabco Building Products, LLC, or Pabco

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USG Corporation, or USG

		• Armstrong World Industries, Inc., or Armstrong • CertainTeed • USG	• ClarkDietrich Building Systems LLC • Marino\WARE Industries, Inc. • Super Stud Building Products, Inc. • Telling Industries LLC	• Dryvit Systems, Inc. • Grabber Construction Products, Inc. • Johns Manville • Knauf Gips KG • PrimeSource Building Products, Inc. • Stanley Black & Decker, Inc. • Sto Corp.

(1)
Market position based on management's estimates, and based on volume, for wallboard, and sales dollars, for ceilings.

 Our Industry

        As the U.S. construction market evolved during the second half of the 20th century, contractors began to specialize in specific trades within the construction process, and specialty distributors emerged to supply them. One of these trades was wallboard and ceilings installation, and we, along with other specialty distributors, tailored our product offerings and service capabilities to meet the unique needs of that trade. Today, specialty distributors comprise the preferred distribution channel for wallboard and ceilings in both the commercial and residential construction markets.

        We believe the success of the specialty distribution model in wallboard and ceilings is driven by the strong value proposition provided to our customers. Given the logistical complexity of the distribution services we provide, the expertise needed to execute effectively, and the special equipment required, we believe specialty distributors focused on wallboard and ceilings are best suited to meet contractors' needs.

        The table below provides an overview of the supply chain in our industry, which illustrates management's estimate of the share of the supply channel that is represented by specialty distributors.

Supply Chain Overview

        We estimate the North American market for the distribution of wallboard, ceilings and complementary interior construction products generated approximately $15 billion in sales for the twelve months ended September 30, 2016. Of that market, we believe approximately $12 billion was served through specialty distributors like GMS, while the remaining approximately $3 billion was served by big box retailers, lumberyards and other channels. Despite continued consolidation among our competitors, we believe the North American specialty distribution industry remains highly fragmented and consists of approximately 400 local or regional participants. Our largest competitors in the North American specialty distribution industry include Allied Building Products (a subsidiary of CRH plc), Foundation Building Materials and L&W Supply. However, we believe smaller, regional or local competitors still comprise nearly half of the industry. In contrast, the manufacturers of wallboard and ceilings products are highly consolidated. Since the late 1990s, the number of North American wallboard manufacturers has been reduced from twelve to seven, with the top four manufacturers representing approximately 76% of the wallboard market in 2015. Similarly, management estimates that three ceilings manufacturers accounted for approximately 95% of the ceilings products manufactured in North America during 2015.

        The main drivers for our products are commercial new construction, commercial repair and remodeling, or R&R, residential new construction and residential R&R. We believe all four end markets have begun an extended period of expansion. From 2011 through 2016, commercial construction square footage put in place has increased 34% to 0.9 billion. Despite this progress, for 2016, commercial construction square footage put in place still would have needed to increase by an additional 34% in order to achieve the annual average of 1.3 billion square feet (measured as the average from 1970 to 2016). Related to the residential new construction market, housing starts of 1.2 million increased 92% from 2011 to 2016. In order to reach the historic market average of 1.4 million annual starts (measured as the average from 1970 to 2016), however, housing starts would have needed to increase by an additional 24%. In addition, private residential fixed investment as a percentage of U.S. GDP, a measure of residential R&R activity, equaled 3.8% in 2016, which is over 17% lower than the historic annual average of 4.6% (measured as the average from 1950 to 2016). Demand for our interior building products has historically correlated closely with construction activity, typically trailing housing starts and commercial construction square footage put in place by approximately six to nine months. As commercial and residential new construction activity approaches historical levels, we expect a corresponding increase in demand for the products we distribute.

Our Strengths

        We believe that the following competitive strengths will drive our future growth:

        Entrepreneurial culture.    We believe our entrepreneurial, results-driven culture fosters highly dedicated employees who provide our customers with outstanding service that differentiates us from our competition. We empower managers with the independence and authority to make decisions locally. Further, we incentivize employees throughout our Company to generate business and execute it profitably through a compensation program that includes variable compensation and equity ownership. Prior to this offering, 74 of our employees own approximately 27% of our common stock, including vested options. We also believe our entrepreneurial culture, combined with our dedication to developing, training and providing opportunities for all of our employees, helps us attract and retain top talent. Similarly, we believe these characteristics have also positioned us as an attractive acquirer for smaller distributors whose owners are seeking liquidity.

        Market leader with significant scale advantages.    We are the largest North American specialty distributor of wallboard, ceilings and complementary interior construction products. Our industry is characterized by a large number of smaller, local distributors, which generally lack our level of scale and resources. We believe our leading market position, national reach and differentiated platform provide us significant advantages relative to these competitors, including:

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  advantageous purchasing and sourcing, such as exclusive supplier relationships in many markets;

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  significant flexibility to efficiently and economically serve a broad range of customers, ranging from local specialty contractors to large production home builders, across their span of operations; and

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  substantial financial and human resources to invest in developing our employees and maintaining our market-leading fleet and infrastructure.

        Unwavering focus on relationships and superior service.    We aim to be the premier partner of choice for our customers, suppliers and employees as well as smaller distributors whose owners may be seeking liquidity.

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  Customers.  We believe we offer superior services and solutions due to our comprehensive product offering, local market knowledge, product expertise and the quality of our service. We deliver products to job sites in a precise, safe and timely manner with around-the-clock support from our dedicated local teams.

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  Suppliers.  We provide a trusted professional partnership, resources for investment in growth and differentiated market access through our national reach. As a result, we have become a significant customer for our top suppliers, which enables us to obtain both competitive pricing and access to product in times of tight supply.

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  Employees.  We provide our employees with an entrepreneurial culture, a safe work environment, attractive compensation, financial incentives and career development opportunities.

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  Acquisition candidates.  We provide smaller distributors whose owners may be seeking liquidity with the opportunity to continue to operate their business in an entrepreneurial manner while relieving them of the risks and burdens associated with owning a small business. We also offer these owners scale advantages, resources for future growth and an attractive culture and platform for their employees.

        Differentiated operating model.    We believe the combination of our national scale with our local go-to-market strategy helps to drive our growth and attractive margin profile. Specifically, through our Yard Support Center we are able to benefit from scaled purchasing efficiencies, integrated technology systems and shared best practices across our branch network, while still tailoring our service and product offering to the local preferences of each market. By retaining local brands and substantial autonomy in our branches, we are able to leverage local relationships and generate strong customer loyalty. In addition, we believe the inherent diversity in our model across customers, geographies and end markets offers lower volatility and less cyclicality than less diversified distributors in the building materials industry. We have low customer concentration with our largest customer representing less than 3% of our sales in fiscal 2016; we have geographic diversity with operations in 42 states; and based on certain assumptions by management as to the application of our products and our end markets, we believe that we have a balanced mix of business between the commercial and residential markets as well as between the new construction and R&R markets.

        Multi-faceted growth.    We have a track record of achieving above-market growth by capturing market share within our existing footprint, opening new branches and making selective acquisitions. Based on market data from the Gypsum Association and management's estimates, our volume growth outpaced the wallboard market by an average of approximately 950 basis points annually from 2010 through 2016, and we have increased our market share by approximately 570 basis points over the same period. We believe our success in capturing market share is due to our differentiated culture, superior customer service, national scale and strong supplier relationships. We also have a successful history of growth through opening new branches in select locations where we have identified opportunities in underserved markets. Since May 1, 2013 through the date of this prospectus, we have opened 24 new branches and we currently expect to open several new branches each year depending on market conditions. The new branches we have opened since 2013 have typically delivered attractive returns on invested capital in these markets within a few years. In addition, we complement our organic growth strategy with tuck-in acquisitions, of which we completed 21, constituting 52 new branches, from the beginning of full year 2014 through October 31, 2016. We believe our success in acquiring smaller distributors has been the result of our highly selective acquisition criteria, our focus on culture, our strategy of maintaining the acquisition's existing brand, when appropriate, to help ensure customer and employee continuity, our experience with integration, our national scale and our competitive position.

Wallboard Volume Market Share

Source: Gypsum Association and Company data.

(1)
Includes the wallboard volume from entities acquired in fiscal 2015 and full year 2014 assuming that the entities were acquired on January 1, 2014.

(2)
Includes the wallboard volume from entities acquired in fiscal 2016 and fiscal 2015 assuming that the entities were acquired on January 1, 2015.

(3)
Includes the wallboard volume from entities acquired in fiscal 2017 and fiscal 2016 assuming that the entities were acquired on January 1, 2016.

(4)
Represents the wallboard production volume of U.S. manufacturing facilities, some of which is sold into Canada.

Our Strategy

        Our objective is to strengthen our competitive position, achieve above-market rates of profitable growth and increase stockholder value through the following key strategies:

        Continue to invest in our employees, assets and infrastructure.    We believe our above-market growth is driven by the quality of our employees and our ability to continuously develop outstanding talent. Each year, we target graduates from premier universities to enter our training program and spend considerable time and resources training them across all major functions of our operations. In addition to recruiting and training new talent, we have developed an extensive management training program for existing, high potential employees which is focused on developing sales capabilities, financial acumen and operational and safety expertise. While these programs represent a considerable investment, we believe they are critical to supporting our growth strategy by providing managers for new branches and increasing the overall capacity of our management team. Many of our former trainees have been promoted to run branches, regions and even divisions throughout our Company. We also believe the size and growth of our Company provide our employees with superior career opportunities than many of our competitors, which further enables us to recruit and retain top talent. To ensure that we support our employees with the best equipment, systems and infrastructure, we also continue to invest in other key areas of our business. We have a young and well maintained fleet of trucks and delivery equipment and have also made significant investments in our IT infrastructure and continuously improve our IT capabilities.

        Grow market share within our existing geographic footprint.    We expect to continue to capture profitable market share from competitors within our existing geographic footprint. We believe that our dedication to delivering superior customer service and our national scale differentiates us from our competitors. We also continue to provide strong financial incentives, support and technology to maximize the efficiency and effectiveness of our experienced salesforce as they work to provide local market expertise and tailored solutions for our customers. For example, our salesforce will provide our customers with leads on new job activity that helps them grow their businesses. Additionally, we have a strategic initiative to leverage our national capabilities to serve large homebuilders throughout their operations that we believe will increase our penetration of those accounts. We believe this provides a compelling value proposition for our homebuilder customers by ensuring consistent service levels across their footprint.

        Accelerate growth by selectively opening new branches and executing acquisitions.    We believe that significant opportunities exist to expand our geographic footprint by opening new branches and executing selective, tuck-in acquisitions.

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  New branches.  Our strategy for opening new branches is to further penetrate markets that are adjacent to our existing operations. Typically, we have pre-existing customer relationships in these markets but need a new location to fully capitalize on those relationships. Relative to our size and scale, the capital investment required to open a new facility is usually small, and the new branches we have opened since 2013 have typically generated attractive returns on invested capital within a few years. We believe our existing infrastructure is capable of supporting a much larger branch network, and we currently expect to open several new branches each year depending on market conditions.

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  Selective acquisitions.  We will continue to selectively pursue tuck-in acquisitions and have a dedicated team of professionals to manage the process. Due to the large, highly fragmented nature of our market and our reputation throughout the industry, we believe we have the potential to access a robust acquisition pipeline that will continue to supplement our strong organic growth. We use a rigorous targeting process to identify acquisition candidates that will fit our culture and business model. As a result of our scale, purchasing power and ability to improve operations through implementing best practices, we believe we can achieve substantial synergies and drive earnings accretion from our acquisition strategy. We also believe that our successful track record in acquiring businesses provides a competitive advantage in the evaluation and integration of future acquisitions. We consistently strive to maintain an extensive and active acquisition pipeline and are often evaluating several acquisition opportunities at any given time.

        Capitalize on accelerating growth across distinct end markets.    We believe the new commercial and residential construction markets have both begun an extended period of expansion. Given the extreme depth of the last recession, despite the growth to date, activity in both markets remains well below average historical levels. As such, we believe both markets will experience an extended, sustained period of growth in the future. In addition, while R&R activity has historically been more stable than new construction activity, we believe the prolonged period of under-investment during the downturn will result in above-average growth in both commercial and residential R&R activity in the near term.

        Achieve improved financial performance through operational excellence and operating leverage.    Over the past five years, as volumes have recovered and as we have streamlined our operating model, our

Adjusted EBITDA margins have improved significantly. Our Yard Support Center continues to drive procurement savings and operational excellence across our branch network. Our operational initiatives include optimizing pricing, improving fleet utilization and maximizing working capital efficiency. As our volumes continue to grow, we expect margins to improve from the inherent operating leverage in our business. In the past, our existing branch network has supported substantially higher volumes per branch. As our end markets continue to recover, we expect to generate higher operating margins on incremental volume as we leverage our fixed costs at our existing branches. Similarly, we have made significant investments in our Yard Support Center over the past few years to prepare for significant growth in our business. As we continue to grow our volumes, we expect to gain operating leverage on that investment in the years ahead.

        Capitalize on our deep customer relationships to drive sales of other products.    In addition to our core product categories, wallboard, ceilings, and steel framing, we also sell our customers a wide assortment of other products, including joint compound, tools, insulation, fasteners, safety products and many others. Driving growth in these product categories is strategically important to us for three key reasons. First, by selling these product categories, we are able to better serve our customers by creating a "one-stop-shop" for everything they need to complete their jobs. Second, other products typically generate attractive margins as they are generally less price sensitive items that individually represent a relatively small portion of the total order. Further, they can be delivered on the same truck that is delivering the rest of the order or picked up at our branches, which makes the incremental cost to deliver the product very low and increases the profitability of the overall sale. Third, because these product categories represent very large markets, broadening our capabilities to sell them expands our addressable market and improves our overall growth profile. We are executing multiple strategic initiatives aimed at driving further growth of this category, including selectively introducing new products, building out and upgrading our retail showrooms across our branch network, expanding our distribution of tools and safety products, driving growth of insulation products, and further improving pricing practices.

Recent Developments

Preliminary Financial Results for the Three and Nine Months Ended January 31, 2017

        Our preliminary estimated unaudited financial results as of and for the three and nine months ended January 31, 2017 are set forth below. Our estimates of results are based solely on information available to us as of the date of this prospectus and are inherently uncertain and subject to change due to a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information. Accordingly, you should not place undue reliance on this preliminary data. Our estimates contained in this prospectus are forward-looking statements and may differ from actual results. Actual results remain subject to the completion of management's and the audit committee's final reviews, as well as the review by our independent registered public accountants and our other financial closing procedures. Our actual consolidated financial statements and related notes as of and for the three and nine months ended January 31, 2017 are not expected to be filed with the SEC until after this offering is completed. During the course of the preparation of our actual consolidated financial statements and related notes, additional items that would require material adjustments to the preliminary financial information presented below may be identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Use of Estimates" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 incorporated by reference in this prospectus and "Risk Factors—Risks Relating to Our Business and Industry" and "Cautionary Note Regarding Forward-Looking Statements" included elsewhere in this prospectus.

        The preliminary financial data included in this prospectus have been prepared by and are the responsibility of our management. Our independent accountant, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

        These estimates are not a comprehensive statement of our financial results as of and for the three months and the nine months ended January 31, 2017, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three and nine months ended January 31, 2017 are not necessarily indicative of the results to be achieved in any future period.

        As reflected below, we expect to report each of net sales, gross profit, net income and Adjusted EBITDA for the three and nine months ended January 31, 2017 as compared to the comparable prior periods.

  •
  For the three months ended January 31, 2017, we expect to report net sales in the range of $561.5 million to $563.5 million as compared to $420.5 million for the three months ended January 31, 2016. We also expect to report net sales in the range of $1,703.0 million to $1,705.0 million for the nine months ended January 31, 2017 as compared to $1,331.0 million for the nine months ended January 31, 2016. The increase in net sales in both periods was due to an increase in wallboard volumes, an increase in sales of ceilings, steel framing and other products and to sales contributed from acquisitions. For the three months ended January 31, 2017, we expect our base business to contribute net sales in the range of $437.0 million to $438.5 million as compared to $379.1 million for the three months ended January 31, 2016. We also expect our base business to contribute net sales in the range of $1,383.0 million to $1,384.5 million for the nine months ended January 31, 2017 as compared to $1,239.4 million for the nine months ended January 31, 2016. In addition, we expect to report wallboard volume of 2,551 million square feet for the nine months ended January 31, 2017 as compared to wallboard volume of 2,027 million square feet for the nine months ended January 31, 2016. For the nine months ended January 31, 2017 we expect to report sales by product category in the following ranges, as compared to our sales by product category for the nine months ended January 31, 2016 presented below:

	Nine Months Ended January 31,
	2017
			2016
	Low	High
	(estimated)		(actual)
	(in thousands)
Wallboard	$776,000	$776,500	$622,123
Ceilings	253,250	253,750	218,951
Steel framing	273,750	274,250	203,571
Other products	400,000	400,500	286,355

Total	$1,703,000	$1,705,000	$1,331,000

  •
  We expect to report gross profit in the range of $181.0 million to $191.0 million for the three months ended January 31, 2017 as compared to gross profit of $134.2 million for the three months ended January 31, 2016. We also expect to report gross profit in the range of $552.8 million to $562.8 million for the nine months ended January 31, 2017 as compared to $419.0 million for the nine months ended January 31, 2016. The increases in gross profit for both the three and nine month periods were due to the increases in net sales.

  •
  We expect to report net income in the range of $7.0 million to $9.0 million for the three months ended January 31, 2017 as compared to a net loss of $2.2 million for the three months ended January 31, 2016. We also expect to report net income in the range of $33.4 million to

    $35.4 million for the nine months ended January 31, 2017 as compared to net income of $3.6 million for the nine months ended January 31, 2016. Our improved financial results in both periods were driven primarily by higher sales for many of the products we distribute, as well as to the improved leverage on fixed costs. In addition, for the twelve months ended January 31, 2017, we expect net income in the range of $42.4 million to $44.4 million.

  •
  We expect to report Adjusted EBITDA in the range of $38.7 million to $42.7 million for the three months ended January 31, 2017 as compared to $25.7 million for the three months ended January 31, 2016. We also expect to report Adjusted EBITDA for the nine months ended January 31, 2017 in the range of $134.2 million to $138.2 million as compared to $94.6 million for the nine months ended January 31, 2016. This improvement in both periods was driven by the same factors discussed above regarding net income. In addition, for the twelve months ended January 31, 2017, we expect Adjusted EBITDA, after giving effect to the impact to earnings from entities acquired during such period, from the beginning of the period presented to the date of acquisition, in the range of $192.5 million to $196.5 million. Please see below for a reconciliation of our net income (loss) to our Adjusted EBITDA for each of the foregoing periods.

  •
  We expect to report cash and cash equivalents in the range of $10.0 million to $12.0 million as of January 31, 2017 and total debt of $612.0 million, which includes our First Lien Facility, ABL Facility and other items classified as short or long term debt on our consolidated balance sheet.

        The following information as of and for the three and nine months ended January 31, 2017 sets forth our preliminary financial data. As noted above, each of the line items presented below represents preliminary estimated unaudited financial results which remain subject to the completion of management's and the audit committee's final reviews, as well as the review by our independent registered public accountants and our other financial closing procedures. During the course of the preparation of the consolidated financial statements and related notes, additional information may cause a change in, or require material adjustments to, certain accounting estimates and other financial information, in particular, estimates and financial information related to our stock appreciation rights (income) expense, noncontrolling interests and income tax expense (benefit), which would impact net income (loss) and Adjusted EBITDA.

	Three Months Ended January 31,			Nine Months Ended January 31,
	2017		2016	2017		2016
	Low	High		Low	High
	(estimated)		(actual)	(estimated)		(actual)
	(in thousands)			(in thousands)
Net sales	$561,500	$563,500	$420,482	$1,703,000	$1,705,000	$1,331,000
Gross profit	$181,000	$191,000	$134,160	$552,800	$562,800	$418,961
Net income (loss)	$7,000	$9,000	$(2,212)	$33,400	$35,400	$3,624
Adjusted EBITDA(1)	$38,700	$42,700	$25,686	$134,200	$138,200	$94,601

	January 31,
	2017		2016
	Low	High
	(estimated)		(actual)
	(in thousands)
Cash and cash equivalents	$10,000	$12,000	$7,383
Total debt(2)	$612,000	$612,000	$626,281

(1)
Adjusted EBITDA is a non-GAAP measure. See "—Summary Financial and Other Data" for how we define and calculate Adjusted EBITDA and a description of why we believe this is important.

  The following is a reconciliation of our net income (loss) to our Adjusted EBITDA for the periods presented:

	Three Months Ended January 31,			Nine Months Ended January 31,			Twelve Months Ended January 31,
	2017		2016	2017		2016	2017(a)
	Low	High		Low	High		Low	High
	(estimated)		(actual)	(estimated)		(actual)	(estimated)
	(in thousands)			(in thousands)			(in thousands)
Net income (loss)	$7,000	$9,000	$(2,212)	$33,400	$35,400	$3,624	$42,400	$44,400
Interest expense	7,400	7,500	9,473	22,100	22,200	27,990	31,500	31,600
Write-off of debt discount and deferred financing fees	200	200	—	7,100	7,100	—	7,100	7,100
Interest income	—	—	(247)	(100)	(100)	(685)	(300)	(300)
Income tax expense (benefit)	5,200	5,900	(819)	12,100	12,800	4,659	20,000	20,700
Depreciation expense	6,400	6,600	6,469	19,300	19,500	20,207	25,800	26,000
Amortization expense	11,800	11,900	9,540	32,000	32,100	27,129	42,400	42,500

EBITDA	38,000	41,100	22,204	125,900	129,000	82,924	168,900	172,000

Stock appreciation rights (income) expense(b)	(800)	(300)	337	(1,000)	(500)	1,623	(600)	(100)
Redeemable noncontrolling interests(c)	150	450	167	3,000	3,300	1,172	2,600	2,900
Equity-based compensation(d)	600	600	728	2,000	2,000	2,089	2,600	2,600
Severance, other costs related to discontinued operations and closed branches and certain other costs(e)	50	50	52	300	300	1,433	(700)	(700)
Transaction costs (acquisitions and other)(f)	500	600	1,057	3,000	3,100	2,812	3,900	4,000
(Gain) loss on disposal of assets	(100)	(100)	(205)	(200)	(200)	75	(1,000)	(1,000)
Management fee to related party(g)	—	—	562	200	200	1,687	800	800
Effects of fair value adjustments to inventory(h)	200	200	786	800	800	786	1,000	1,000
Interest rate swap and cap mark-to-market(i)	100	100	—	200	200	—	300	300

Adjusted EBITDA	$38,700	$42,700	$25,688	$134,200	$138,200	$94,601	177,800	181,800

Contributions from acquisitions(j)							14,700	14,700

Adjusted EBITDA (with contributions from acquisitions)							$192,500	$196,500

  (a)
  Represents our preliminary estimated financial data for the twelve months ended January 31, 2017, which has been calculated by adding our financial data for the year ended April 30, 2016 to our preliminary estimated financial data for the nine months ended January 31, 2017 and then subtracting our financial data for the nine months ended January 31, 2016. We have presented this financial data because we believe it provides our investors with useful information to assess our recent performance.

  (b)
  Represents non-cash income or expenses related to stock appreciation rights agreements. For additional details regarding stock appreciation rights, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Subsidiary Equity-Based Deferred Compensation Arrangements" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016, incorporated by reference in this prospectus.

  (c)
  Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests. For additional details regarding redeemable noncontrolling interests of our subsidiaries, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Subsidiary Equity-Based Deferred Compensation Arrangements" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016, incorporated by reference in this prospectus.

  (d)
  Represents non-cash equity-based compensation expense related to stock options.

  (e)
  Represents severance expenses, other costs related to discontinued operations and closed branches and certain other costs permitted in calculations under the ABL Facility and the Term Loan Facilities.

  (f)
  Represents one-time costs related to this offering and acquisitions (other than the Acquisition) paid to third party advisors.

  (g)
  Represents management fees paid by us to our Sponsor. Following our IPO, our Sponsor no longer receives management fees from us.

  (h)
  Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value, primarily related to the Acquisition.

  (i)
  Represents the mark-to-market adjustments for certain financial instruments.

  (j)
  Represents the impact to earnings from acquired entities from the beginning of the period presented to the date of the acquisition as described in and permitted by the ABL Facility and First Lien Facility.
(2)
Includes debt and capital lease obligations, net of unamortized discount and deferred financing costs.

Recent Acquisitions

        Subsequent to October 31, 2016, we acquired Interior Products Supply, or IPS, and certain Hawaii based distribution assets and the related business from Grabber Construction Products, Inc., or GHI, for an aggregate purchase price of $11.9 million. IPS distributes wallboard and related building materials from one location in Indiana. GHI distributes wallboard and related building materials from one location in Hawaii.

Risks Affecting our Business

        Our business is subject to a number of risks of which you should be aware before deciding to invest in our common stock. The risks are discussed more fully in the "Risk Factors" section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

  •
  general economic and financial conditions;

  •
  the state of the commercial and residential construction and R&R markets;

  •
  competitive industry pressures;

  •
  the fluctuation in prices of the products we distribute;

  •
  the consolidation of our industry;

  •
  product shortages and relationships with key suppliers;

  •
  product liability and warranty claims, and other claims related to our business;

  •
  our ability to attract key employees; and

  •
  our current level of indebtedness.

Our Corporate Information

        GMS Inc. is a Delaware corporation. Our Predecessor was founded in 1971. Our principal executive office is located at 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084, and our telephone number at that address is (800) 392-4619. We maintain a website on the Internet at www.gms.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus. For a chart illustrating our organizational structure, see "—Organizational Structure."

Our Sponsor

        AEA is one of the most experienced global private investment firms. Founded in 1968, AEA currently manages over $10 billion of capital for an investor group that includes former and current chief executive officers of major multinational corporations, family groups, and institutional investors from around the world. With a staff of approximately 70 investment professionals and offices in New York, Stamford, London, Munich and Shanghai, AEA focuses on investing in companies in the consumer products/retail, industrial products, specialty chemicals and related services sectors.

 Organizational Structure

        The chart below summarizes our ownership and corporate structure, after giving effect to this offering.

(1)
Some of our operating subsidiaries sponsor deferred compensation arrangements that entitle selected employees of those subsidiaries to participate in increases in the adjusted book value of a specified number of shares of common stock of those subsidiaries. Adjusted book value for this purpose generally means the book value of the relevant shares, as increased, or decreased, to reflect those shares' ratable portion of any annual earnings, or losses, of the relevant subsidiary (based on the total number of outstanding shares of the relevant subsidiary). In certain cases, employees participate in these arrangements by holding a minority portion of the common stock of the subsidiary, which stock is generally non-transferrable and subject to mandatory provisions that require the stock to be redeemed at its adjusted book value, subject in certain cases to an agreed upon minimum value, only upon termination of employment. As of October 31, 2016, the total fair value of these liabilities is $23.7 million, of which $1.6 million is the current portion. These amounts are included in current liabilities and liabilities to noncontrolling interest holders on our unaudited condensed consolidated balance sheets. The redemption value of the awards is $25.2 million as of October 31, 2016. We do not expect to grant similar interests in our subsidiaries in the future.

 The Offering

Common stock offered by the selling stockholders	6,950,000 shares.
Common stock to be outstanding after this offering	40,942,905 shares.
Option to purchase additional shares
The underwriters have an option to purchase up to an aggregate of 1,042,500 additional shares of common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Use of proceeds
The selling stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders. See "Use of Proceeds."
Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future. See "Dividend Policy."
New York Stock Exchange symbol	"GMS"
Risk factors
Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 25 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

        The number of shares of common stock to be outstanding after this offering excludes:

  •
  2,105,645 shares of common stock issuable upon the exercise of options outstanding under our existing equity plan as of January 31, 2017 at a weighted average exercise price of $13.37 per share; and

  •
  601,736 shares of common stock reserved for future issuance under our existing equity plan.

        Unless otherwise indicated, all information contained in this prospectus assumes the underwriters' option to purchase additional shares will not be exercised.

Summary Financial and Other Data

        The summary consolidated financial information of Successor presented below as of October 31, 2016 and for the six months ended October 31, 2016 and 2015 has been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The summary consolidated financial information of Successor presented below for the fiscal years ended April 30, 2016 and 2015, the one month ended April 30, 2014 and as of April 30, 2016 and 2015 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary consolidated financial information of Predecessor presented below for the eleven months ended March 31, 2014 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary consolidated financial information of Successor presented below as of April 30, 2014 has been derived from our consolidated financial statements not included or incorporated by reference in this prospectus. As discussed elsewhere in this prospectus, on April 1, 2014, GMS Inc., or the Successor, acquired, through its wholly-owned entities, GYP Holdings II Corp. and GYP Holdings III Corp., all of the capital stock of Gypsum Management and Supply, Inc., or the Predecessor. Successor is majority owned by certain affiliates of AEA and certain of our other stockholders. We refer to this transaction as the "Acquisition." As a result of the Acquisition and the resulting change in control and changes due to the impact of purchase accounting, we are required to present separately the operating results for the Predecessor periods ending on or prior to March 31, 2014 and the Successor periods beginning on or after April 1, 2014. For a discussion of our Predecessor and Successor periods, see "Basis of Presentation."

        The historical data presented below has been derived from financial statements that have been prepared using GAAP. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016 incorporated by reference in this prospectus. The selected operating data has been prepared on an unaudited basis.

	Successor					Predecessor
	Six Months Ended October 31, 2016	Six Months Ended October 31, 2015	Fiscal Year Ended April 30, 2016	Fiscal Year Ended April 30, 2015	One Month Ended April 30, 2014	Eleven Months Ended March 31, 2014
	(in thousands, except share, per share and margin data)
Statement of Operations Data:
Net sales	$1,141,646	$910,518	$1,858,182	$1,570,085	$127,332	$1,226,008
Cost of sales (exclusive of depreciation and amortization shown separately below)	769,837	625,717	1,265,018	1,091,114	97,955	853,020

Gross profit	371,809	284,801	593,164	478,971	29,377	372,988

Operating expenses:
Selling, general and administrative expenses	284,856	224,562	470,035	396,155	46,052	352,930
Depreciation and amortization	33,163	31,327	64,215	64,165	6,336	12,253

Total operating expenses	318,019	255,889	534,250	460,320	52,388	365,183

Operating income (loss)	53,790	28,912	58,914	18,651	(23,011)	7,805
Other (expense) income:
Interest expense	(14,731)	(18,517)	(37,418)	(36,396)	(2,954)	(4,226)
Change in fair value of financial instruments	—	—	(19)	(2,494)	—	—
Change in fair value of mandatorily redeemable common shares(1)	—	—	—	—	—	(200,004)
Write-off of debt discount and deferred financing fees	(6,892)	—	—	—	—	—
Other income, net	1,089	919	3,671	1,916	149	2,187

Total other (expense), net	(20,534)	(17,598)	(33,766)	(36,974)	(2,805)	(202,043)

Income (loss) before tax	33,256	11,314	25,148	(18,323)	(25,816)	(194,238)
Income tax expense (benefit)	6,869	5,478	12,584	(6,626)	(6,863)	6,623

Net income (loss)	$26,387	$5,836	$12,564	$(11,697)	$(18,953)	$(200,861)

Weighted average shares outstanding:
Basic	39,579,244	32,707,297	32,799,098	32,450,401	32,341,751
Diluted	39,955,990	32,915,871	33,125,242	32,450,401	32,341,751
Net income (loss) per share:
Basic	$0.67	$0.18	$0.38	$(0.36)	$(0.59)

Diluted	$0.66	$0.18	$0.38	$(0.36)	$(0.59)

Other Financial Data:
Adjusted EBITDA(2)	$95,460	$68,913	$138,183	$105,796	$8,372	$78,690
Adjusted EBITDA margin(2)	8.4%	7.6%	7.4%	6.7%	6.6%	6.4%

	Successor
	October 31, 2016	April 30, 2016	April 30, 2015	April 30, 2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,387	$19,072	$12,284	$32,662
Total assets(3)	1,414,713	1,240,814	1,151,140	1,114,551
Total debt(4)	644,493	644,610	556,984	538,785
Total stockholders' equity	490,254	311,160	299,572	299,434

	Six Months Ended October 31, 2016	Fiscal Year Ended April 30, 2016
	(in thousands, except share and per share data)
Pro Forma Statement of Operations Data(5):
Pro forma net income(5)	$27,191	$22,058
Pro forma weighted average shares outstanding(6)
Basic	39,579,244	32,799,098
Diluted	39,955,990	33,125,242
Pro forma net income per share(5)(6)
Basic	$0.69	$0.67
Diluted	$0.68	$0.67

	Six Months Ended		Fiscal Year Ended
	October 31, 2016	October 31, 2015	April 30, 2016	April 30, 2015	April 30, 2014
Selected Operating Data:
Branches (at period end)	203	159	186	156	140
Employees (at period end)	4,360	3,246	3,934	3,088	2,621
Wallboard volume (million square feet)	1,708	1,381	2,843	2,328	2,088

(1)
Represents the change in fair value of mandatorily redeemable common shares of the Predecessor, all of which were acquired by the Company on April 1, 2014 in connection with the Acquisition. These shares had certain redemption features which provided that upon the death or disability of the shareholder or termination of his employment, Predecessor would be required to purchase these shares at their then current fair values. Pursuant to this provision, these shares were deemed to be mandatorily redeemable and, as such, were required to be reflected as a liability at their estimated fair values at the end of any reporting period. Changes in fair value are reflected as "Change in fair value of mandatorily redeemable common shares" on our consolidated statements of operations. Fair value was estimated based on commonly used valuation techniques. For additional details, see Note 9 of our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 incorporated by reference in this prospectus.

(2)
We report our financial results in accordance with GAAP. However, we present Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is helpful in highlighting trends in our operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

In addition, we utilize Adjusted EBITDA in certain covenant calculations under the ABL Facility and the First Lien Facility. The ABL Facility and the First Lien Facility permit us to make certain additional adjustments in calculating Consolidated EBITDA (as defined under the ABL Facility and First Lien Facility), such as projected net cost savings, which are not reflected in the Adjusted EBITDA data presented or incorporated by reference in this prospectus. We may in the future reflect such permitted adjustments in our calculations of Adjusted EBITDA. See "Description of Certain Indebtedness."

We believe that Adjusted EBITDA and Adjusted EBITDA margin are frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA or Adjusted EBITDA margin measure when reporting their results. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

We also include information concerning Adjusted EBITDA margin, which is calculated as Adjusted EBITDA divided by net sales. We present Adjusted EBITDA margin because it is used by management as a performance measure to judge the level of Adjusted EBITDA that is generated from net sales.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•
Adjusted EBITDA does not reflect changes in our working capital needs;

•
Adjusted EBITDA does not reflect the significant interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•
Adjusted EBITDA does not reflect income tax expense and, because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•
although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

•
non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense from Adjusted EBITDA when evaluating our ongoing operating performance for a particular period; and

•
Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted EBITDA margin only as supplemental information.

  The following is a reconciliation of our net income (loss) to Adjusted EBITDA:

	Successor					Predecessor
	Six Months Ended October 31, 2016	Six Months Ended October 31, 2015	Fiscal Year Ended April 30, 2016	Fiscal Year Ended April 30, 2015	One Month Ended April 30, 2014	Eleven Months Ended March 31, 2014
	(in thousands)
Net income (loss)	$26,387	$5,836	$12,564	$(11,697)	$(18,953)	$(200,861)
Interest expense	14,731	18,517	37,418	36,396	2,954	4,226
Write-off of debt discount and deferred financing fees	6,892	—	—	—	—	—
Change in fair value of mandatorily redeemable shares	—	—	—	—	—	200,004
Interest income	(78)	(438)	(928)	(1,010)	(76)	(846)
Income tax expense (benefit)	6,869	5,478	12,584	(6,626)	(6,863)	6,623
Depreciation expense	12,930	13,738	26,667	32,208	3,818	12,224
Amortization expense	20,233	17,589	37,548	31,957	2,518	38

EBITDA	$87,964	$60,720	$125,853	$81,228	$(16,602)	$21,408

Executive compensation(a)	$—	$—	$—	$—	$20	$2,427
Stock appreciation rights (income) expense(b)	(236)	1,286	1,988	2,268	80	1,288
Redeemable noncontrolling interests(c)	2,823	1,005	880	1,859	71	2,957
Equity-based compensation(d)	1,359	1,361	2,699	6,455	1	27
Acquisition related costs(e)	—	—	—	837	16,155	51,809
Severance, other costs related to discontinued operations and closed branches and certain other costs(f)	258	1,381	379	413	—	—
Transaction costs (acquisitions and other)(g)	2,481	1,755	3,751	1,891	—	—
Loss (gain) on disposal of assets	(130)	280	(645)	1,089	170	(1,034)
Management fee to related party(h)	188	1,125	2,250	2,250	188	—
Effects of fair value adjustments to inventory(i)	621	—	1,009	5,012	8,289	—
Interest rate swap and cap mark-to-market(j)	132	—	19	2,494	—	(192)

Adjusted EBITDA(k)	$95,460	$68,913	$138,183	$105,796	$8,372	$78,690

(a)
Represents compensation paid to certain executives who were majority owners prior to the Acquisition. Following the Acquisition, these executives' compensation agreements were amended, and going forward we do not anticipate additional adjustments.

(b)
Represents non-cash income or expenses related to stock appreciation rights agreements. For additional details regarding stock appreciation rights, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016, incorporated by reference in this prospectus.

(c)
Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests. For additional details regarding redeemable noncontrolling interests of our subsidiaries, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016, incorporated by reference in this prospectus.

(d)
Represents non-cash equity-based compensation expense related to the issuance of stock options.

(e)
Represents non-recurring expenses related specifically to the Acquisition, including fees to financial advisors, accountants, attorneys and other professionals as well as costs related to the retirement of corporate stock appreciation rights. Also included are one-time bonuses paid to certain employees in connection with the Acquisition.

(f)
Represents severance expenses, other costs related to discontinued operations and closed branches and certain other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(g)
Represents one-time costs related to the IPO and acquisitions (other than the Acquisition) paid to third party advisors.

(h)
Represents management fees paid by us to our Sponsor. Following our IPO, our Sponsor no longer receives management fees from us.

(i)
Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value, primarily related to the Acquisition.

(j)
Represents the mark-to-market adjustments for certain financial instruments.

(k)
In our presentation of Adjusted EBITDA for fiscal 2015 and 2016 included in previous SEC filings, we included the impact to earnings from acquired entities from the beginning of the period presented to the date of such acquisition. Our previously reported Adjusted EBITDA for fiscal 2015 and 2016 included $8.1 million and $12.1 million, respectively, from entities acquired in fiscal 2015 and 2016 for the period prior to the date of acquisition of such entities. For the twelve months ended October 31, 2016, the impact to earnings of acquired entities from the beginning of the period presented to the date of acquisition was $19.1 million.
(3)
These amounts reflect the retrospective impact of our adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU No. 2015-17") which we adopted in the first quarter of fiscal 2017 and the adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASU No. 2015-03). The impact of the adoptions of these standards on previously reported results was a decrease in total assets of $11.0 million, $9.8 million and $7.8 million for fiscal 2016, fiscal 2015 and full year 2014, respectively.

(4)
Includes debt and capital lease obligations, net of unamortized discount and deferred financing costs.

(5)
Pro forma to give effect to the following transactions as if they had occurred as of the beginning of the periods presented: (i) the IPO, (ii) the repayment of $160.0 million of indebtedness under the

  Second Lien Facility from the proceeds of our IPO, together with cash on hand, and (iii) each of the related adjustments mentioned below.

Adjustments to net income (loss) for the six months ended October 31, 2016 and the fiscal year ended April 30, 2016 reflect (i) a $1.2 million and $13.6 million, respectively, decrease in interest expense (see the reconciliation of historical interest expense to pro forma interest expense below), (ii) a $0.5 million and $6.3 million, respectively, increase in income tax expense due to higher pro forma income before taxes resulting from aforementioned interest expense pro forma adjustment and (iii) the removal of $0.2 million and $2.3 million, respectively, of our Sponsor's management fees.

The following is a reconciliation of historical net income (loss) to pro forma net income (loss) for the six months ended October 31, 2016 and the fiscal year ended April 30, 2016:

(in thousands)	Six Months Ended October 31, 2016	Fiscal Year Ended April 30, 2016
Net income (loss)	$26,387	$12,564
Decrease in interest expense(a)	1,152	13,573
Increase in income tax expense(b)	(536)	(6,329)
Removal of management fee(c)	188	2,250

Pro forma net income (loss)	$27,191	$22,058

(a)
See the reconciliation of historical interest expense to pro forma interest expense below.

(b)
Reflects an increase of $0.5 million and $6.3 million, respectively, in income tax expense for the six months ended October 31, 2016 and the fiscal year ended April 30, 2016 for the related tax effects of the pro forma adjustments. The tax impact is based upon an increase of pro forma income (loss) before taxes of $1.3 million and $15.8 million for the six months ended October 31, 2016 and the fiscal year ended April 30, 2016, respectively, and a statutory tax rate of 40%.

(c)
Reflects the removal of $0.2 million and $2.3 million, respectively, of our Sponsor's management fees for the six months ended October 31, 2016 and the fiscal year ended April 30, 2016. The management agreement was terminated in connection with the IPO.

The following is a reconciliation of historical interest expense to pro forma interest expense for the six months ended October 31, 2016 and the fiscal year ended April 30, 2016.

(in thousands)	Six Months Ended October 31, 2016	Fiscal Year Ended April 30, 2016
Interest expense	$14,731	$37,418
Decrease resulting from repayment of Second Lien Facility(a)	1,152	13,573

Pro forma interest expense	$13,579	$23,845

(a)
Reflects repayment of $160.0 million of indebtedness under the Second Lien Facility, which bore interest at a rate of 7.75% per annum, from the proceeds of the IPO, together with cash on hand, as if it had occurred as of the beginning of the periods presented.

(6)
Gives effect to (i) the 10.158-for-one stock split effected on May 13, 2016 and (ii) the 8,050,000 shares of our common stock issued by us in the IPO. Pro forma basic net income per share consists of pro forma net income divided by the pro forma basic weighted average common shares outstanding. Pro forma diluted net income per share consists of pro forma net income divided by the pro forma diluted weighted average common shares outstanding.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, as well as other information contained or incorporated by reference in this prospectus, before deciding to invest in shares of our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

 Risks Relating to Our Business and Industry

Our business is affected by general business, financial market and economic conditions, which could adversely affect our results of operations.

        Our business and results of operations are significantly affected by general business, financial market and economic conditions. General business, financial market and economic conditions that could impact the level of activity in the commercial and residential construction and the repair and remodeling, or R&R, markets include, among others, interest rate fluctuations, inflation, unemployment levels, tax rates, capital spending, bankruptcies, volatility in both the debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, global economic growth, local, state and federal government regulation and the strength of regional and local economies in which we operate.

        There was a significant decline in economic growth, both in the United States and worldwide, that began in the second half of 2007 and continued through 2011. During this period, the U.S. construction markets we serve experienced unprecedented declines since the post-World War II era. There can be no guarantee that any improvement in these markets will be sustained or continue.

Our sales are in part dependent upon the commercial new construction market and the commercial R&R market.

        The recent downturn in the U.S. commercial new construction market was one of the most severe of the last 40 years. Previously, such downturns in the construction industry have typically lasted about 2 to 3 years, resulting in market declines of approximately 20% to 40%, while the recent downturn in the commercial construction market lasted over 4 years, resulting in a market decline of approximately 60%. According to Dodge Data & Analytics, commercial construction put in place began to recover in 2013 and continued to increase 7% in 2015. However, 2015 levels of new commercial construction square footage put in place, measured by square footage of construction, are still well below the historical market average of 1.3 billion square feet annually since 1970. We cannot predict the duration of the current market conditions or the timing or strength of any future recovery of commercial construction activity in our markets. Continued weakness in the commercial construction market and the commercial R&R market, would have a significant adverse effect on our business, financial condition and operating results. Continued uncertainty about current economic conditions will continue to pose a risk to our business that serves the commercial construction and R&R markets as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a continued material negative effect on the demand for our products and services.

Our sales are also in part dependent upon the residential new construction market and home R&R activity.

        The distribution of our products, particularly wallboard, to contractors serving the residential market represents a significant portion of our business. Though its cyclicality has historically been somewhat moderated by R&R activity, wallboard demand is highly correlated with housing starts. Housing starts and R&R activity, in turn, are dependent upon a number of factors, including housing demand, housing inventory levels, housing affordability, foreclosure rates, geographical shifts in the population and other changes in demographics, the availability of land, local zoning and permitting processes, the availability of construction financing and the health of the economy and mortgage markets. Unfavorable changes in any of these factors beyond our control could adversely affect consumer spending, result in decreased demand for homes and adversely affect our business.

        Beginning in mid-2006 and continuing through late-2011, the homebuilding industry experienced a significant downturn. This decrease in homebuilding activity led to a steep decline in wallboard demand which, in turn, had a significant adverse effect on our business during this time. According to the U.S. Census Bureau, 1.2 million housing units were started in 2016, representing an increase of 5% from 2015. Nevertheless, housing starts in 2016 remained below their historical long-term average. In addition, some analysts project that the demand for residential construction may be negatively impacted as the number of renting households has increased in recent years and a shortage in the supply of affordable housing is expected to result in lower home ownership rates. The timing and extent of a recovery, if any, in homebuilding and the resulting impact on demand for our products are uncertain. Further, even if homebuilding activity fully recovers, the impact of such recovery on our business may be suppressed if, for example, the average selling price or average size of new single family homes decreases, which could cause homebuilders to decrease spending on our services and the products we distribute.

        Beginning in 2007, the mortgage markets were also substantially disrupted as a result of increased defaults, primarily due to weakened credit quality of homeowners. In reaction to the disruption in the mortgage markets, stricter regulations and financial requirements were adopted and the availability of mortgages for potential homebuyers was significantly reduced as a result of a limited credit market and stricter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders, as well as for the development of new residential lots, continue to be constrained. If the residential construction industry continues to experience weakness and a reduction in activity, our business, financial condition and operating results will be significantly and adversely affected.

        We also rely, in part, on home R&R activity. High unemployment levels, high mortgage delinquency and foreclosure rates, lower home prices, limited availability of mortgage and home improvement financing and significantly lower housing turnover, may restrict consumer spending, particularly on discretionary items such as home improvement projects, and affect consumer confidence levels leading to reduced spending in the R&R end markets. We cannot predict the timing or strength of a significant recovery in R&R activity, if any. Furthermore, without a significant recovery of the general economy, consumer preferences and purchasing practices and the strategies of our customers may adjust in a manner that could result in changes to the nature and prices of products demanded by the end consumer and our customers and could adversely affect our business and results of operations.

Our industry and the markets in which we operate are highly fragmented and competitive, and increased competitive pressure may adversely affect our results.

        We currently compete in the wallboard, ceilings and complementary interior construction products distribution markets primarily with smaller distributors, but we also face competition from a number of national and multi-regional distributors of building materials, some of which are larger and have greater financial resources than us.

        Competition varies depending on product line, type of customer and geographic area. If our competitors have greater financial resources, they may be able to offer higher levels of service or a broader selection of inventory than we can. As a result, we may not be able to continue to compete effectively with our competitors. Any of our competitors may (i) foresee the course of market development more accurately than we do, (ii) provide superior service and sell or distribute superior products, (iii) have the ability to supply or deliver similar products and services at a lower cost, (iv) develop stronger relationships with our customers and other consumers in the industry in which we operate, (v) adapt more quickly to evolving customer requirements than we do, (vi) develop a superior network of distribution centers in our markets or (vii) access financing on more favorable terms than we can obtain. As a result, we may not be able to compete successfully with our competitors.

        Competition can also reduce demand for our products, negatively affect our product sales or cause us to lower prices. The consolidation of homebuilders may result in increased competition for their business. Certain product manufacturers that sell and distribute their products directly to homebuilders may increase the volume of such direct sales. Our suppliers may also elect to enter into exclusive supplier arrangements with other distributors.

        Our customers consider the performance of the products we distribute, our customer service and price when deciding whether to use our services or purchase the products we distribute. Excess industry capacity for certain products in several geographic markets could lead to increased price competition. We may be unable to maintain our operating costs or product prices at a level that is sufficiently low for us to compete effectively. If we are unable to compete effectively with our existing competitors or new competitors enter the markets in which we operate, our financial condition, operating results and cash flows may be adversely affected.

We are subject to significant pricing pressures.

        Large contractors and homebuilders in both the commercial and residential industries have historically been able to exert significant pressure on their outside suppliers and distributors to keep prices low in the highly fragmented building products supply and services industry. The recent construction industry downturn significantly increased the pricing pressures from homebuilders and other customers. In addition, continued consolidation in the commercial and residential industries and changes in builders' purchasing policies and payment practices could result in even further pricing pressure. A decline in the prices of the products we distribute could adversely impact our operating results. When the prices of the products we distribute decline, customer demand for lower prices could result in lower sales prices and, to the extent that our inventory at the time was purchased at higher costs, lower margins. Alternatively, due to the rising market price environment, our suppliers may increase prices or reduce discounts on the products we distribute and we may be unable to pass on any cost increase to our customers, thereby resulting in reduced margins and profits. Overall, these pricing pressures may adversely affect our operating results and cash flows.

The trend toward consolidation in our industry may negatively impact our business.

        Customer demands and supplier capabilities have resulted in consolidation in our industry, which could cause markets to become more competitive as greater economies of scale are achieved by distributors that are able to efficiently expand their operations. We believe these customer demands could result in fewer overall distributors operating multiple locations. There can be no assurance that we will be able to effectively take advantage of this trend toward consolidation which may make it more difficult for us to maintain operating margins and could also increase the competition for acquisition targets in our industry, resulting in higher acquisition costs and prices.

We may be unable to successfully implement our growth strategy, which includes pursuing strategic acquisitions and opening new branches.

        Our long-term business strategy depends in part on increasing our sales and growing our market share through strategic acquisitions and opening new branches. If we fail to identify and acquire suitable acquisition targets on appropriate terms, our growth strategy may be materially and adversely affected. Further, if our operating results decline as a result of reduced activity in the residential or commercial construction markets, we may be unable to obtain the capital required to effect new acquisitions or open new branches.

        In addition, we may not be able to integrate the operations of future acquired businesses in an efficient and cost-effective manner or without significant disruption to our existing operations. Moreover, acquisitions involve significant risks and uncertainties, including uncertainties as to the future financial performance of the acquired business, difficulties integrating acquired personnel and corporate cultures into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems, exposure to unknown or unforeseen liabilities of acquired companies, difficulties implementing disclosure controls and procedures and internal control over financial reporting for the acquired businesses, and the diversion of management attention and resources from existing operations. We may be unable to successfully complete potential acquisitions due to multiple factors, such as issues related to regulatory review of the proposed transactions. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could prevent us from remaining competitive and, ultimately, could adversely affect our financial condition, operating results and cash flows.

        In addition, if we finance acquisitions by issuing our equity securities or securities convertible into our equity securities, our existing stockholders would be diluted, which, in turn, could adversely affect the market price of our common stock. We could also finance an acquisition with debt, resulting in higher leverage and interest costs relating to the acquisition. As a result, if we fail to evaluate and execute acquisitions efficiently, we may not ultimately experience the anticipated benefits of the acquisitions, and we may incur costs that exceed our expectations.

We may not be able to expand into new geographic markets, which may impact our ability to grow our business.

        We intend to continue to pursue our growth strategy to expand into new geographic markets for the foreseeable future. Our expansion into new geographic markets may present competitive, distribution and other challenges that differ from the challenges we currently face. In addition, we may be less familiar with the customers in these markets and may ultimately face different or additional risks, as well as increased or unexpected costs, compared to those we experience in our existing markets. Expansion into new geographic markets may also expose us to direct competition with companies with whom we have limited or no past experience as competitors. To the extent we rely upon expanding into new geographic markets and do not meet, or are unprepared for, any new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected.

Product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers could affect our financial health.

        We distribute wallboard, ceilings and related specialty building materials that are manufactured by a number of major suppliers. Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers and other suppliers. Generally, the products we distribute are obtainable from various sources and in sufficient quantities. Any disruption in our sources of supply, particularly of the most commonly sold items, could result in a loss of revenues, reduced margins and damage to our relationships with customers. Supply shortages may occur as a result of unanticipated increases in demand or difficulties in production or delivery. When shortages occur, our suppliers often allocate products among distributors. The loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements, such as those whereby we are afforded exclusive distribution rights in certain geographic areas, could adversely impact our financial condition, operating results and cash flows. For example, if our relationship with Armstrong were to be damaged or lost, our financial condition, operating results and cash flows may suffer.

        Our ability to maintain relationships with qualified suppliers who can satisfy our high standards for quality and our need to be supplied with products in a timely and efficient manner is a significant challenge. Our suppliers' ability to provide us with products can also be adversely affected in the event they become financially unstable, particularly in light of continuing economic difficulties in various regions of the United States and the world, fail to comply with applicable laws, encounter supply disruptions, shipping interruptions or increased costs, or they become faced with other factors beyond our control.

        Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. If market conditions change, suppliers may stop offering us favorable terms. Failure by our suppliers to continue to supply us with products on favorable terms, commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, operating results and cash flows.

The commercial and residential construction markets are seasonal.

        The markets in which we operate are seasonal. Although weather patterns affect our operating results throughout the year, the months of November through February have historically been, and are generally expected to continue to be, adversely affected by weather patterns in some of our markets, causing reduced commercial and residential construction activity. We experience seasonal variation as a result of our customers' dependence on suitable weather to engage in construction, R&R projects. For example, during the winter months, construction activity generally declines due to inclement weather and shorter daylight hours. In addition, to the extent that hurricanes, severe storms, earthquakes, floods, fires, other natural disasters or similar events occur in the markets in which we operate, our business may be adversely affected. As a result, our operating results have historically varied significantly between fiscal quarters, and we anticipate that we will continue to experience these quarterly fluctuations in the future.

The loss of any of our significant customers or a reduction in the quantity of products they purchase could affect our financial health.

        Our ten largest customers generated approximately 9.3% and 10.6% of our net sales in the aggregate for fiscal 2016 and fiscal 2015, respectively. We cannot guarantee that we will maintain or improve our relationships with these customers, or successfully assume the customer relationships of any businesses that we acquire, or that we will continue to supply these customers at historical levels. Due to the weak housing market in recent years in comparison to long-term averages, many of our homebuilder customers substantially reduced their construction activity. Some of our homebuilder customers exited or severely curtailed building activity in certain of our markets.

        In addition, professional homebuilders, commercial builders and other customers may: (i) purchase some of the products that we currently sell and distribute directly from manufacturers; (ii) elect to establish their own building products manufacturing and distribution facilities or (iii) give advantages to manufacturing or distribution intermediaries in which they have an economic stake. Continued consolidation among professional homebuilders and commercial builders could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our existing relationships with any of our customers could adversely affect our financial condition, operating results and cash flows. Furthermore, our customers typically are not required to purchase any minimum amount of products from us. Should our customers purchase the products we distribute in significantly lower quantities than they have in the past, or should the customers of any businesses that we acquire purchase products from us in significantly lower quantities than they had prior to our acquisition of the business, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

We are exposed to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings related to our business, the products we distribute, the services we provide and services provided for us by third parties.

        In the ordinary course of business, we are subject to various claims and litigation. Any such claims, whether with or without merit, could be time consuming and expensive to defend and could divert management's attention and resources. The building materials industry has been subject to personal injury and property damage claims arising from alleged exposure to raw materials contained in building products as well as claims for incidents of catastrophic loss, such as building fires. As a distributor of building materials, we face an inherent risk of exposure to product liability claims in the event that the use of the products we have distributed in the past or may in the future distribute is alleged to have resulted in economic loss, personal injury or property damage or violated environmental, health or safety or other laws. Such product liability claims have included and may in the future include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. In particular, certain of our subsidiaries have been the subject of claims related to alleged exposure to asbestos-containing products they distributed prior to 1979, which have not materially impacted our financial condition or operating results. See Part I, Item 3, "Legal Proceedings" of our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 incorporated by reference in this prospectus. We are also from time to time subject to casualty, contract, tort and other claims relating to our business, the products we have distributed in the past or may in the future distribute, and the services we have provided in the past or may in the future provide, either directly or through third parties. If any such claim were adversely determined, our financial condition, operating results and cash flows could be adversely affected if we were unable to seek indemnification for such claims or were not adequately insured for such claims. We rely on manufacturers and other suppliers to provide us with the products we sell or distribute. Since we do not have direct control over the quality of products that are manufactured or supplied to us by third-parties, we are particularly vulnerable to risks relating to the quality of such products. In addition, we are exposed to potential claims arising from the conduct of our employees, builders and their subcontractors, and third-party installers for which we may be liable. We and they are subject to regulatory requirements and risks applicable to general contractors, which include management of licensing, permitting and quality of third-party installers. As they apply to our business, if we fail to manage these processes effectively or provide proper oversight of these services, we could suffer lost sales, fines and lawsuits, as well as damage to our reputation, which could adversely affect our business and the results of our operations.

        In addition, claims and investigations may arise related to distributor relationships, commercial contracts, antitrust or competition law requirements, employment matters, employee benefits issues and other compliance and regulatory matters, including anti-corruption and anti-bribery matters. While we have processes and policies designed to mitigate these risks and to investigate and address such claims as they arise, we cannot predict or, in some cases, control the costs to defend or resolve such claims.

        Although we believe we currently maintain suitable and adequate insurance in excess of our self-insured amounts, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities, and the cost of any product liability, warranty, casualty, construction defect, contract, tort, employment or other litigation or other proceeding, even if resolved in our favor, could be substantial. Additionally, we do not carry insurance for all categories of risk that our business may encounter. Any significant uninsured liability may require us to pay substantial amounts. There can be no assurance that any current or future claims will not adversely affect our financial position, cash flows or results of operations.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs, and which may exceed the coverage of our insurance.

        There are inherent risks to our operations. Our delivery employees are subject to the usual hazards associated with providing services on construction sites, while our distribution center personnel are subject to the hazards associated with moving and storing large quantities of heavy materials. In addition, we employ approximately 1,300 drivers in connection with our distribution operations and, from time to time, these drivers are involved in accidents which may cause injuries and in which goods carried by these drivers may be lost or damaged. Our trucks with articulating boom loaders, particularly when loaded, expose our drivers and others to traffic hazards.

        Operating hazards can cause personal injury and loss of life, damage to or destruction of property, building and equipment and environmental damage, and we cannot eliminate these risks. We maintain vehicle and commercial insurance to cover property damages and personal injuries resulting from traffic accidents, and rely on state mandated social insurance for work-related injuries of our employees. Nevertheless, any claim that exceeds the scope of our insurance coverage, if successful and of sufficient magnitude, could result in the incurrence of substantial costs and the diversion of resources, which could have a material adverse effect on us. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims, workers' compensation claims, or unfavorable resolutions of any such claims could also adversely affect our results of operations to the extent such claims are not covered by our insurance or such losses exceed our reserves. Further, significant increases in insurance costs or the inability to purchase insurance as a result of these claims could reduce our profitability and have an adverse effect on our results of operations. The timing of the incurrence of these costs could significantly and adversely impact our operating results compared to prior periods.

Failure to attract and retain key employees could have a significant adverse effect on our business.

        Our success depends to a large extent on our ability to attract, hire, train and retain qualified managerial, operational, sales and other personnel. We face significant competition for qualified and experienced employees in our industry and from other industries and, as a result, we may be unable to attract and retain the personnel needed to successfully conduct and grow our operations. Additionally, key personnel, including members of management and our sales team with key customer relationships, may leave and compete against us.

        Our continued success also depends to a significant degree on the continued service of our senior management team. With an average of over 25 years of experience in the building products distribution sector, our senior management team has been integral to our successful acquisition and integration of businesses to grow our market share. The loss of any member of our senior management team or other experienced, senior employees or sales team members could significantly impair our ability to execute our business plan, cause us to lose customers and reduce our net sales, or lead to challenges with employee morale and the loss of other key employees. In any such event, our financial condition, operating results and cash flows could be adversely affected.

        Additionally, the recent downturn in the general economy and the markets we serve resulted in a reduction of the workforce in the construction industry. There can be no assurance that we or our customers will be able to efficiently attract employees as activity in the markets we serve returns to historical levels. As a result, we and our customers may experience higher costs in attracting and retaining such employees. Any significant increases in these costs may have an adverse effect on our financial position, cash flows or results of operations.

Higher health care costs and labor costs could adversely affect our business.

        As a result of the passage in 2010 of the U.S. Patient Protection and Affordable Care Act, or the ACA, we are required to provide affordable coverage, as defined in the ACA, to all employees, or otherwise be subject to a payment per employee based on the affordability criteria in the ACA. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. Increased health care and insurance costs as well as other changes in federal or state workplace regulations could have a material adverse effect on our business, financial condition and results of operations.

        Various federal and state labor laws govern our relationships with our employees and affect our operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers' compensation rates, overtime, family leave, safety standards, payroll taxes, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. As our employees may be paid at rates that relate to the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Significant additional government regulations could materially affect our business, financial condition and results of operations.

        In addition, we compete with other companies for many of our employees in hourly positions, and we invest significant resources to train and motivate our employees to maintain a high level of job satisfaction. Our hourly employment positions have historically had high turnover rates, which can lead to increased spending on training and retention and, as a result, increased labor costs. If we are unable to effectively retain highly qualified employees in the future, it could adversely impact our operating results.

The majority of our net sales are credit sales that are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate, and the failure to collect or timely collect monies owed from customers could adversely affect our financial condition.

        The majority of our net sales volume is facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the industry in the areas where they operate. We offer credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer, or secured credit for materials sold for a specific construction project where we establish a security interest in the material used in the project. The type of credit we offer depends both on the customer's financial strength and the nature of the business in which the customer is involved. End users, resellers and other non-contractor customers typically purchase more on unsecured credit than secured credit. If any of our customers are unable to repay credit that we have extended in a timely manner, or at all, our financial condition, operating results and cash flows would be adversely affected. Further, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

        Because we depend on certain of our customers to repay extensions of credit, if the financial condition of our customers declines, our credit risk could increase as a result. Significant contraction in the commercial and residential construction markets, coupled with limited credit availability and stricter financial institution underwriting standards, could adversely affect the operations and financial stability of certain of our customers. Should one or more of our larger customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable, bad debt reserves and net income.

We occupy many of our facilities under long-term non-cancellable leases, and we may be unable to renew our leases at the end of their terms.

        Many of our facilities and distribution centers are located on leased premises subject to non-cancellable leases. Typically, our leases have initial terms ranging from three to five years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and non-cancellable and have similar renewal options. If we close or stop fully utilizing a facility, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term. Our future minimum aggregate rental commitments for leases for our facilities and distribution centers, as of October 31, 2016, is approximately $81.7 million of which $80.5 million is not reflected as liabilities on our balance sheet. Our inability to terminate a lease when we stop fully utilizing a facility or exit a geographic market can have a significant adverse impact on our financial condition, operating results and cash flows.

        In addition, at the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business and operating results. Further, we may not be able to secure a replacement facility in a location that is as commercially viable, including access to rail service, as the lease we are unable to renew. Having to close a facility, even briefly to relocate, would reduce the sales that such facility would have contributed to our revenues. Additionally, a relocated facility may generate less revenue and profit, if any, than the facility it was established to replace.

Our operating results and financial position could be negatively impacted by accounting policies, rules and regulations.

        Our operating results and financial position could be negatively impacted by implementation of our various accounting policies as well as changes to accounting rules and regulations or new interpretations of existing accounting standards. For example, while we are still evaluating the impact of our pending adoption of ASU No. 2016-02, "Leases" on our consolidated financial statements, we expect that upon adoption we will recognize right of use, or ROU, assets and liabilities that could be material to our financial statements. In addition, from time to time we could incur impairment charges that adversely affect our operating results. For example, changes in economic or operating conditions impacting our estimates and assumptions could result in the impairment of intangible assets (such as goodwill) or long-lived assets in accordance with applicable accounting guidance. In the event that we determine our intangible or long-lived assets are impaired, we may be required to record a significant charge to earnings in our financial statements that could have a material adverse effect on our results of operations.

We may be unable to effectively manage our inventory and working capital as our sales volume increases or the prices of the products we distribute fluctuate, which could have a material adverse effect on our business, financial condition and operating results.

        We purchase certain products, including wallboard, ceilings, steel framing and other specialty building materials, from manufacturers which are then sold and distributed to customers. We must maintain, and have adequate working capital to purchase, sufficient inventory to meet customer demand. Due to the lead times required by our suppliers, we order products in advance of expected sales. As a result, we are required to forecast our sales and purchase accordingly. In periods characterized by significant changes in economic growth and activity in the commercial and residential building and home R&R industries, it can be especially difficult to forecast our sales accurately. We must also manage our working capital to fund our inventory purchases. Excessive increases in the market prices of certain building products, such as wallboard, ceilings and steel framing, can put negative pressure on our operating cash flows by requiring us to invest more in inventory. In the future, if we are unable to effectively manage our inventory and working capital as we attempt to expand our business, our cash flows may be negatively affected, which could have a material adverse effect on our business, financial condition and operating results.

The agreements that govern our indebtedness contain various financial covenants that could limit our ability to engage in activities that may be in our best long-term interests.

        The agreements that govern our indebtedness include covenants that, among other things, may impose significant operating and financial restrictions, including restrictions on our ability to engage in activities that may be in our best long-term interests. These covenants may restrict our ability to:

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  incur additional indebtedness;

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  create or maintain liens on property or assets;

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  make investments, loans and advances;

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  sell certain assets or engage in acquisitions, mergers or consolidations;

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  redeem debt;

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  pay dividends and distributions; and

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  enter into transactions with affiliates.

        In addition, under the terms of our senior secured asset based revolving credit facility, or the ABL Facility, we may at times be required to comply with a specified fixed charge coverage ratio. Our ability to meet this ratio could be affected by events beyond our control, and we cannot assure that we will meet this ratio.

        A breach of any of the covenants under any of our debt agreements would result in a default under such agreement. If any such default occurs, the administrative agent under the agreement would be entitled to take various actions, including the acceleration of amounts due under the agreement and all actions permitted to be taken by a secured creditor. This could have serious adverse consequences on our financial condition and could cause us to become insolvent.

Our current indebtedness, degree of leverage and any future indebtedness we may incur, may adversely affect our cash flow, limit our operational and financing flexibility and negatively impact our business and our ability to make payments on our indebtedness and declare dividends and make other distributions.

        Our subsidiary, GYP Holdings III Corp., entered into the ABL Facility and the First Lien Facility in connection with the Acquisition. As of October 31, 2016, $152.4 million was outstanding under the ABL Facility and $167.6 million was available for future borrowings under the ABL Facility, prior to giving effect to the amendment to the ABL Facility. See "Description of Certain Indebtedness—ABL Facility." In addition, as of October 31, 2016, we had $471.7 million outstanding under the First Lien Facility. We may incur substantial additional debt in the future. The ABL Facility, the First Lien Facility and other debt instruments we may enter into in the future, may have significant consequences to our business and, as a result, may impact our stockholders, including:

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  impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

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  requiring us to dedicate a significant portion of our cash flows from operations to pay interest on any outstanding indebtedness, which would reduce the funds available to us for operations and other purposes;

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  limiting our flexibility in planning for, or reacting to, changes in our business, the industries in which we operate;

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  making it more difficult for us to satisfy our obligations with respect to our indebtedness;

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  making us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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  placing us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, more able to take advantage of opportunities that our leverage prevents us from exploiting;

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  impairing our ability to refinance existing indebtedness or borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes;

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  restricting our ability to pay dividends and make other distributions; and

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  adversely affecting our credit ratings.

        Any of the above listed factors could materially adversely affect our financial condition, liquidity or results of operations.

        Furthermore, we expect that we will depend primarily on cash generated by our operations in order to pay our expenses and any amounts due under our existing indebtedness and any future indebtedness we may incur. As a result, our ability to repay our indebtedness depends on the future performance of our business, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flows from operations in the future and we may not achieve our currently anticipated growth in revenues and cash flows, either or both of which could result in our being unable to repay indebtedness or to fund other liquidity needs. If we do not have enough funds, we may be required to refinance all or part of our then existing indebtedness, sell assets or borrow additional funds, in each case on terms that may not be acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our existing ABL Facility, may restrict us from engaging in any of these alternatives. Our ability to recapitalize and incur additional debt in the future could also delay or prevent a change in control of our Company, make certain transactions more difficult to complete or impose additional financial or other covenants on us.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

        We may be able to incur significant additional indebtedness in the future, including secured debt. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, including obligations under lease arrangements that are currently recorded as operating leases even if operating leases were to be treated as debt under GAAP. In addition, the ABL Facility provides a commitment of up to $300.0 million (which, on November 18, 2016, was increased to $345.0 million pursuant to the second amendment to the ABL Facility), subject to a borrowing base. As of January 31, 2017, we are able to borrow an additional $213.8 million under the ABL Facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Certain Indebtedness."

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt bears interest at variable rates. We have entered into an interest rate cap on three-month U.S. dollar LIBOR based on a strike rate of 2.0%, which effectively caps the interest rate at 5.5% on an initial notional amount of $275.0 million of our variable rate debt obligation under the First Lien Facility, or any replacement facility with similar terms. However, increases in interest rates with respect to any amount of our debt not covered by the interest rate cap could increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Excluding the impact of the interest rate cap and the interest rate floor on the First Lien Facility, each 1% increase in interest rates on the First Lien Facility would increase our annual interest expense by approximately $4.7 million based on balances outstanding under the First Lien Facility as of October 31, 2016. Assuming the ABL Facility was fully drawn up to the $345.0 million maximum commitment (after giving effect to the second amendment to the ABL Facility), each 1% increase in interest rates would result in a $3.5 million increase in annual interest expense on the ABL Facility. The impact of increases in interest rates could be more significant for us than it would be for some other comparable companies because of our substantial indebtedness.

We incurred net losses in recent periods and we may experience net losses in the future.

        We experienced net losses of $11.7 million, $19.0 million and $200.9 million for fiscal 2015, the one month ended April 30, 2014 and the eleven months ended March 31, 2014, respectively. There is no guarantee that we will be successful in sustaining net income or otherwise achieving profitability or sustaining positive Adjusted EBITDA and operating cash flow in future periods. Any failure to achieve or sustain net income or sustain positive Adjusted EBITDA and operating cash flow could, among other things, impair our ability to complete future financings, increase the cost of obtaining financing or force us to seek additional capital through sales of our equity securities, which could dilute the value of any shares of common stock you purchase in this offering. In addition, a lack of profitability could adversely affect the price of our common stock.

We may have future capital needs that require us to incur additional debt and may be unable to obtain additional financing on acceptable terms, if at all.

        We rely substantially on the liquidity provided by our existing ABL Facility and cash on hand to provide working capital and fund our operations. Our working capital and capital expenditure requirements are likely to grow as the commercial and residential construction markets improve and we execute our strategic growth plan. Economic and credit market conditions, the performance of the commercial and residential construction markets, and our financial performance, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current housing market conditions and the macroeconomic factors that affect our industry could require us to seek additional capital and have a material adverse effect on our ability to secure such capital on favorable terms, if at all.

        We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our outstanding indebtedness. If additional funds are raised through the issuance of additional equity or convertible debt securities, our stockholders may experience significant dilution. We may also incur additional indebtedness in the future, including secured debt, subject to the restrictions contained in the ABL Facility and the First Lien Facility. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Because we are a holding company with no operations of our own, we are financially dependent on receiving distributions from our subsidiaries and we could be harmed if such distributions could not be made in the future.

        We are a holding company and all of our operations are conducted through subsidiaries. Consequently, we rely on payments or distributions from our subsidiaries. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, we will be dependent on our subsidiaries to make funds available to us for the payment of such dividends. The ability of such subsidiaries to pay dividends or make other payments or distributions to us is subject to applicable local law. Such laws and restrictions could limit the payment of dividends and distributions to us, which would restrict our ability to continue operations. In addition, the terms of the agreements governing the ABL Facility and the First Lien Facility restrict the ability of our subsidiaries to pay dividends, make loans or otherwise transfer assets to us. Furthermore, our subsidiaries are permitted under the terms of the ABL Facility and the First Lien Facility to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us.

        Some of our subsidiaries sponsor deferred compensation arrangements that entitle selected employees of those subsidiaries to participate in increases in the adjusted book value of a specified number of shares of common stock of those subsidiaries. Employees participate in these arrangements through cash-based stock appreciation rights, by holding common stock of the applicable subsidiary and/or through deferred compensation programs. As of October 31, 2016, we have reflected an aggregate fair value of $47.6 million of liabilities related to these compensation arrangements on our unaudited condensed consolidated balance sheets, of which $2.7 million is classified as a current liability and the remainder is classified as a long-term liability. Upon termination of employment of those with whom we have these arrangements, these subsidiaries are required to make payments to these individuals. Settlements of these awards are typically made with cash or through execution of an installment note payable to the employee over a period of four to five years. Any requirement to make payments to employees pursuant to these deferred compensation arrangements could impact the cash flows of these subsidiaries and their ability to make funds available to us.

An impairment of goodwill could have a material adverse effect on our results of operations.

        Acquisitions frequently result in the recording of goodwill and other intangible assets. At October 31, 2016, goodwill represented 30.0% of our total assets. Goodwill is not amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of goodwill impairment involves the estimation of the fair value of our reporting units, which are consistent with our operating segments. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and other valuation techniques. Future cash flows can be affected by changes in industry or market conditions, among other factors. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The annual impairment test resulted in no impairment of goodwill during fiscal 2016, fiscal 2015 or full year 2014.

        We cannot accurately predict the amount and timing of any impairment of assets, and, in the future, we may be required to take additional goodwill or other asset impairment charges relating to certain of our reporting units. Any such non-cash charges would have an adverse effect on our financial results.

Federal, state, local and other regulations could impose substantial costs and restrictions on our operations that would reduce our net income.

        We are subject to various federal, state, local and other laws and regulations, including, among other things, transportation regulations promulgated by the U.S. Department of Transportation, or the DOT, work safety regulations promulgated by the Occupational Safety and Health Administration, or OSHA, employment regulations promulgated by the U.S. Equal Employment Opportunity Commission, regulations of the U.S. Department of Labor, accounting standards issued by the Financial Accounting Standards Board or similar entities, and state and local zoning restrictions, building codes and contractors' licensing regulations. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to litigation and substantial fines and penalties that could adversely affect our financial condition, operating results and cash flows.

        Our transportation operations, upon which we depend to distribute products from our distribution centers, are subject to the regulatory jurisdiction of the DOT, which has broad administrative powers with respect to our transportation operations. Vehicle dimensions and driver hours of service also are subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, may increase our selling, general and administrative expenses and adversely affect our financial condition, operating results and cash flows. If we fail to comply adequately with the DOT regulations or regulations become more stringent, we could experience increased inspections, regulatory authorities could take remedial action including imposing fines or shutting down our operations or we could be subject to increased audit and compliance costs. If any of these events were to occur, our financial condition, operating results and cash flows would be adversely affected.

        In addition, the commercial and residential construction industries are subject to various local, state and federal statutes, ordinances, codes, rules and regulations concerning zoning, building design and safety, construction, contractor licensing, energy conservation and similar matters, including regulations that impose restrictive zoning and density requirements on the residential new construction industry or that limit the number of homes or other buildings that can be built within the boundaries of a particular area. Regulatory restrictions may increase our operating expenses and limit the availability of suitable building lots for our customers, any of which could negatively affect our business, financial condition and results of operations.

Compliance with environmental, health and safety laws and regulations could be expensive. Failure to comply with environmental, health and safety laws and regulations could subject us to significant liability.

        We are subject to various federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the investigation and cleanup of contaminated properties, air emissions, water discharges, waste management and disposal, product safety and the health and safety of our employees and customers. These laws and regulations impose a variety of requirements and restrictions on our operations and the products we distribute. Our failure to comply with these laws and regulations could result in fines, penalties, enforcement actions, third party claims, damage to property or natural resources and personal injury, requirements to investigate or cleanup property or to pay for the costs of investigation or cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions and could negatively impact our reputation with customers. Environmental, health and safety laws and regulations applicable to our business, the products we distribute and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is difficult to accurately predict the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. Should environmental, health and safety laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have an adverse effect on our business, financial position, results of operations or cash flows.

        Under certain environmental laws and regulations, such as the U.S. federal Superfund law or its state equivalents, the obligation to investigate, remediate, monitor and clean up contamination at a facility may be imposed on current and former owners, lessees or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be imposed without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at several of our current and former facilities, and we have incurred and will continue to incur costs to investigate, remediate, monitor and otherwise address these conditions. Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our prior, existing or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired.

Any significant fuel cost increases or shortages in the supply of fuel could disrupt our ability to distribute products to our customers, which could adversely affect our results of operations.

        We currently use our own fleet of over 1,800 owned and leased delivery vehicles to service customers in the regions in which we operate. As a result, we are inherently dependent upon energy to operate and are impacted by changes in diesel fuel prices. The cost of fuel has reached historically high levels during portions of the last several years, is largely unpredictable and has a significant impact on our results of operations. Fuel availability, as well as pricing, is also impacted by political and economic factors. It is difficult to predict the future availability of fuel due to the following factors, among others:

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  dependency on foreign imports of crude oil and the potential for hostilities or other conflicts in oil producing areas;

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  limited refining capacity; and

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  the possibility of changes in governmental policies on fuel production, transportation and marketing.

        Significant disruptions in the supply of fuel could have a negative impact on fuel prices and thus our financial condition and results of operations.

A disruption or breach of our IT systems could adversely impact our business and operations.

        We rely on the accuracy, capacity and security of our IT systems, some of which are managed or hosted by third parties, and our ability to continually update these systems in response to the changing needs of our business. In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. We have incurred costs and may incur significant additional costs in order to implement the security measures that we feel are appropriate to protect our IT systems. Our security measures are focused on the prevention, detection and remediation of damage from computer viruses, natural or man-made disasters, unauthorized access, cyber attacks and other similar disruptions. Despite our security measures, our IT systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any attacks on our IT systems could result in our systems or data being breached or damaged by computer viruses or unauthorized physical or electronic access. Such a breach could result in not only business disruption, but also theft of our intellectual property or other competitive information or unauthorized access to controlled data and any personal information stored in our IT systems. To the extent that any data is lost or destroyed or any confidential information is inappropriately disclosed or used, it could adversely affect our competitive position or customer relationships. In addition, any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, damage our reputation and cause a loss of confidence in our business, products and services, which could adversely affect our business, financial condition, profitability and cash flows. To date, we have not experienced a material breach of our IT systems. However, during the course of preparing for this offering, we identified a material weakness in our general IT computer controls. See "—Risks Relating to this Offering and Ownership of Our Common Stock—We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock."

Natural or man-made disruptions to our facilities may adversely affect our business and operations.

        We currently maintain a broad network of distribution facilities throughout the United States, as well as our Yard Support Center in Tucker, Georgia, which supports our branches with various back office functions. In the event any of our facilities are damaged or operations are disrupted from fire, earthquake, weather-related events, an act of terrorism or any other cause, a significant portion of our inventory could be damaged and our ability to distribute products to customers could be materially impaired. Moreover, we could incur significantly higher costs and experience longer lead times associated with distributing products to our customers during the time that it takes for us to reopen or replace a damaged facility. Disruptions to the national or local transportation infrastructure systems, including those related to a domestic terrorist attack, may also affect our ability to keep our operations and services functioning properly. If any of these events were to occur, our financial condition, operating results and cash flows could be materially adversely affected.

Anti-terrorism measures and other disruptions to the transportation network could impact our distribution system and our operations.

        Our ability to efficiently distribute products to our customers is an integral component of our overall business strategy. In the aftermath of terrorist attacks in the United States, federal, state and local authorities have implemented and continue to implement various security measures that affect many parts of the transportation network in the United States. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

Risks Relating to this Offering and Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the public offering price.

        The trading price of our common stock could be volatile, and you can lose all or part of your investment. We cannot assure you that an active public market for our common stock will be sustained. The following factors, in addition to other factors described in this "Risk Factors" section and elsewhere in this prospectus, may have a significant impact on the market price of our common stock:

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  announcements of innovations or new products or services by us or our competitors;

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  any adverse changes to our relationship with our customers, manufacturers or suppliers;

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  variations in the costs of products that we distribute;

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  any legal actions in which we may become involved;

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  announcements concerning our competitors or the building supply industry in general;

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  achievement of expected product sales and profitability;

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  manufacture, supply or distribution shortages;

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  adverse actions taken by regulatory agencies with respect to our services or the products we distribute;

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  actual or anticipated fluctuations in our quarterly or annual operating results;

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  changes in financial estimates or recommendations by securities analysts;

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  trading volume of our common stock;

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  sales of our common stock by us, our executive officers and directors or our stockholders (including certain affiliates of AEA) in the future;

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  general economic and market conditions and overall fluctuations in the U.S. equity markets;

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  changes in accounting principles; and

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  the loss of any of our management or key personnel.

        In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

        Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities.

Because AEA controls a significant percentage of our common stock, it may control all major corporate decisions and its interests may conflict with the interests of other holders of our common stock.

        Upon completion of this offering, certain affiliates of AEA will beneficially own approximately 35.9% of the voting power of our outstanding common stock (or 34.7% if the underwriters exercise their option to purchase additional shares in full). Through this beneficial ownership and a stockholders agreement and voting proxies, which provide voting control over additional shares of our common stock, AEA will control approximately 54.2% of the voting power of our outstanding common stock (or 51.8% if the underwriters exercise their option to purchase additional shares in full). As a result of this control, AEA will be able to influence or control matters requiring approval by our stockholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. AEA may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and may materially and adversely affect the market price of our common stock. In addition, AEA may in the future own businesses that directly compete with ours. See "Prospectus Summary—Our Sponsor" and "Certain Relationships and Related Party Transactions."

Sales of a substantial number of shares of our common stock in the public market by us or our existing stockholders could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In connection with this offering, we, our directors and executive officers and the selling stockholders, including our Sponsor, will agree with the underwriters of this offering to enter into lock-up agreements that restrict the stockholders' ability to transfer shares of our common stock, other than in connection with this offering, for 90 days from the date of this prospectus, subject to certain exceptions. In addition, our pre-IPO stockholders have agreed to not transfer their shares of our common stock, except in certain circumstances such as in connection with this offering, until the date that is one year from our IPO. After this offering, we will have 40,942,905 outstanding shares of common stock based on the number of shares outstanding as of January 31, 2017. Of these shares, all of the 8,050,000 shares sold in our IPO are, and the 6,950,000 shares to be sold in this offering will be, immediately tradable without restriction under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale." Approximately 23,350,425 shares are subject to the lock-up agreements described above and, subject to limitations, will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled "Shares Eligible for Future Sale." The remaining 2,592,480 shares of common stock outstanding as of January 31, 2017, which are not subject to the lock-up agreements described above, are restricted securities within the meaning of Rule 144 under the Securities Act, but are currently eligible for resale subject to applicable limitations of Rule 144 under the Securities Act or pursuant to an exemption from registration under Rule 701 under the Securities Act, as described in the section entitled "Shares Eligible for Future Sale." In addition, shares issued or issuable upon exercise of options vested as of the expiration of the lock-up period will be eligible for sale at that time or, if not subject to the lock-up agreements described above, will be eligible for sale immediately following exercise of such options, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale." Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

        Moreover, after this offering, holders of an aggregate of 25,942,905 shares of our common stock will have rights, subject to certain conditions such as the 90-day lock-up arrangement described above, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our "affiliates" as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our markets or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

        We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of the ABL Facility, the First Lien Facility and any future debt agreements may preclude our subsidiaries from paying dividends to us which, in turn, may preclude us from paying dividends to our stockholders. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the corporate governance standards of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the New York Stock Exchange. These requirements place a strain on our management, systems and resources and we will continue to incur significant legal, accounting, insurance and other expenses. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of shareholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. The New York Stock Exchange requires that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and the New York Stock Exchange requirements, significant resources and management oversight is required. This may divert management's attention from other business concerns and lead to significant costs associated with compliance, which could have a material adverse effect on us and the price of our common stock.

        These requirements and standards could make it more difficult and significantly more expensive to obtain directors' and officers' liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage available to a non-public company. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by shareholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

        We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to comply with the SEC's rules implementing Section 302 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (including an auditor attestation on management's internal controls report) until our annual report on Form 10-K for the year ending April 30, 2017 is filed with the SEC.

        During the course of preparing for the IPO, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses included an insufficient complement of personnel with a level of U.S. GAAP accounting knowledge commensurate with our financial reporting requirements, a lack of formal accounting policies and procedures, ineffective IT general computer controls and a lack of controls over the preparation and review of manual journal entries. The material weakness related to our IT general controls could impact the effectiveness of our IT-dependent controls which could result in our inability to prevent or detect material misstatements in our financial statement accounts or disclosures. These deficiencies previously resulted in material adjustments to correct the previously issued fiscal 2013 and 2014 consolidated financial statements of our wholly owned subsidiary, GYP Holdings III Corp., and could result in material misstatements to our consolidated financial statements that may not be prevented or detected.

        We are currently in the process of remediating the above material weaknesses and have taken several steps to improve our internal control over financial reporting, primarily through the hiring of additional financial reporting personnel with technical accounting and financial reporting experience, formalizing our accounting policies and procedures, enhancing our internal review procedures during the financial statement close process and designing and implementing the appropriate IT general computer controls. We will continue to evaluate the effectiveness of our remediation efforts and may determine to take additional measures to address the material weaknesses or otherwise modify our remediation plan. Our finance and IT leadership continues to closely evaluate, supplement, and make changes, as needed, to the complement of resources responsible for our ongoing remediation efforts and the effectiveness of internal control over financial reporting. However, while we have made progress in the overall remediation status, the material weaknesses cannot be considered remediated until the applicable controls have been designed, implemented and operated for a sufficient period of time and our management has concluded that these controls are operating effectively. Our current efforts to design and implement an effective control environment may not be sufficient to remediate the material weaknesses described above or prevent future material weaknesses or control deficiencies from occurring. There is no assurance that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

        If we fail to effectively remediate the material weaknesses in our control environment, if we identify future material weaknesses in our internal controls over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the New York Stock Exchange, the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

We are a "controlled company" within the meaning of the rules of the New York Stock Exchange and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

        Following the consummation of this offering, we expect that a control group, consisting of certain affiliates of AEA and certain of our other stockholders, will continue to control a majority of the voting power of our outstanding common stock. As a result, we expect to continue to be a "controlled company" within the meaning of the corporate governance standards of the New York Stock Exchange. A company of which more than 50% of the voting power is held by an individual, a group or another company is a "controlled company" within the meaning of the rules of the New York Stock Exchange and may elect not to comply with certain corporate governance requirements of the New York Stock Exchange, including:

  •
  the requirement that a majority of our board consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to continue to rely on all of the exemptions listed above. For so long as we utilize the exemptions, we will not have a majority of independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. As a result, our board of directors and those committees may have more directors who do not meet the New York Stock Exchange's independence standards than they would if those standards were to apply. These independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our second amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

  •
  establishing a classified board of directors such that not all members of the board are elected at one time;

  •
  allowing the total number of directors to be determined exclusively (subject to the rights of holders of any series of preferred stock to elect additional directors) by resolution of our board of directors and granting to our board the sole power (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the stockholders' agreement) to fill any vacancy on the board;

  •
  limiting the ability of stockholders to remove directors without cause if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock;

  •
  authorizing the issuance of "blank check" preferred stock by our board of directors, without further shareholder approval, to thwart a takeover attempt;

  •
  prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders) if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock;

  •
  eliminating the ability of stockholders to call a special meeting of stockholders, except for AEA, so long as AEA, together with certain of our other stockholders, owns 50% or more of the voting power of our common stock;

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual stockholder meetings; and

  •
  requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or bylaws if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock.

        In addition, while we have opted out of Section 203 of the DGCL, our second amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction provided for or through our Company resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who owns 15% or more of our outstanding voting stock and the affiliates and associates of such person. For purposes of this provision, "voting stock" means any class or series of stock entitled to vote generally in the election of directors.

        Under certain circumstances, this provision will make it more difficult for a person who would be an "interested stockholder" to effect certain business combinations with our Company for a three year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors in order to avoid the stockholder approval requirement if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. See "Description of Capital Stock."

        These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our second amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

        Our second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our second amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our second amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," or "should," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and statements about our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained or incorporated by reference in this prospectus are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed or incorporated by reference in this prospectus may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

  •
  general economic and financial conditions;

  •
  our dependency upon the commercial and residential construction and R&R markets;

  •
  competition in our highly fragmented industry and the markets in which we operate;

  •
  the fluctuations in prices of the products we distribute;

  •
  the consolidation of our industry;

  •
  our inability to pursue strategic transactions and open new branches;

  •
  our inability to expand into new geographic markets;

  •
  product shortages and potential loss of relationships with key suppliers;

  •
  the seasonality of the commercial and residential construction markets;

  •
  the potential loss of any significant customers;

  •
  exposure to product liability and various other claims and litigation;

  •
  our inability to attract key employees;

  •
  rising health care costs;

  •
  the reduction of the quantity of products our customers purchase;

  •
  the credit risk from our customers;

  •
  our inability to renew leases for our facilities;

  •
  our inability to effectively manage our inventory as our sales volume increases or the prices of the products we distribute fluctuate;

  •
  our inability to engage in activities that may be in our best long-term interests because of restrictions in our debt agreements;

  •
  our current level of indebtedness and our potential to incur additional indebtedness;

  •
  our inability to obtain additional financing on acceptable terms, if at all;

  •
  our holding company structure;

  •
  an impairment of our goodwill;

  •
  the impact of federal, state and local regulations;

  •
  the cost of compliance with environmental, health and safety laws and other regulations;

  •
  significant increases in fuel costs or shortages in the supply of fuel;

  •
  a disruption or breach in our IT systems;

  •
  natural or man-made disruptions to our facilities;

  •
  AEA's control of us; and

  •
  other risks and uncertainties, including those listed under "Risk Factors."

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained or incorporated by reference in this prospectus, they may not be predictive of results or developments in future periods.

        Any forward-looking statement included or incorporated by reference in this prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

 USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from this offering.

        We will not receive any proceeds from sale of our common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.

 PRICE RANGE OF COMMON STOCK

        Our common stock has been listed on the NYSE since May 26, 2016. Our IPO was priced at $21.00 per share on May 25, 2016. Prior to that date, there was no public market for our stock. The following table sets forth, for the indicated periods, the high and low sales prices per share for our common stock on the NYSE.

	High	Low
Fiscal 2017:
First quarter (starting May 26, 2016)	$26.42	$19.28
Second quarter	25.25	20.23
Third quarter	31.62	20.51
Fourth quarter (through February 22, 2017)	30.92	28.22

        On February 22, 2017 the last reported sale price of our common stock on the NYSE was $29.79 per share. As of January 31, 2017, we had 93 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

 DIVIDEND POLICY

        We do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Instead, we intend to retain future earnings, if any, for the future operation and expansion of our business and the repayment of debt. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant. Our business is conducted through our subsidiaries. Dividends, distributions and other payments from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders is dependent on the earnings and distributions of funds from our subsidiaries. In addition, the covenants in the agreements governing our existing indebtedness, including the ABL Facility and the First Lien Facility, significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. See "Description of Certain Indebtedness," "Risk Factors—Risks Relating to Our Business and Industry—Because we are a holding company with no operations of our own, we are financially dependent on receiving distributions from our subsidiaries and we could be harmed if such distributions could not be made in the future" and "Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment."

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents our selected consolidated financial and other data, as of and for the periods indicated. The selected consolidated financial data of Successor as of October 31, 2016 and for the six months ended October 31, 2016 and 2015 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The selected consolidated financial information of Successor presented below for the fiscal years ended April 30, 2016 and 2015, the one month ended April 30, 2014 and as of April 30, 2016 and 2015 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected consolidated financial information of Predecessor presented below for the eleven months ended March 31, 2014 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected consolidated financial information of Successor presented below as of April 30, 2014 has been derived from our consolidated financial statements not included or incorporated by reference in this prospectus. The selected consolidated financial information of Predecessor presented below for the fiscal years ended April 30, 2013 and 2012 and as of April 30, 2013 and 2012 has been derived from our consolidated financial statements not included or incorporated by reference in this prospectus.

        The historical data presented below has been derived from financial statements that have been prepared using GAAP. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016 incorporated by reference in this prospectus. The selected operating data has been prepared on an unaudited basis.

	Successor					Predecessor
	Six Months Ended October 31, 2016	Six Months Ended October 31, 2015	Fiscal Year Ended April 30, 2016	Fiscal Year Ended April 30, 2015	One Month Ended April 30, 2014	Eleven Months Ended March 31, 2014	Fiscal Year Ended April 30, 2013	Fiscal Year Ended April 30, 2012
	(in thousands, except share and per share data)
Statement of Operations Data:
Net sales	$1,141,646	$910,518	$1,858,182	$1,570,085	$127,332	$1,226,008	$1,161,610	$990,741
Cost of sales (exclusive of depreciation and amortization shown separately below)	769,837	625,717	1,265,018	1,091,114	97,955	853,020	824,331	703,352

Gross profit	371,809	284,801	593,164	478,971	29,377	372,988	337,279	287,389

Operating expenses:
Selling, general and administrative expenses	284,856	224,562	470,035	396,155	46,052	352,930	295,289	274,193
Depreciation and amortization	33,163	31,327	64,215	64,165	6,336	12,253	11,627	8,319

Total operating expenses	318,019	255,889	534,250	460,320	52,388	365,183	306,916	282,512

Operating income (loss)	53,790	28,912	58,914	18,651	(23,011)	7,805	30,363	4,877
Other (expense) income:
Interest expense	(14,731)	(18,517)	(37,418)	(36,396)	(2,954)	(4,226)	(4,413)	(2,966)
Change in fair value of financial instruments	—	—	(19)	(2,494)	—	—	—	—
Change in fair value of mandatorily redeemable common shares(1)	—	—	—	—	—	(200,004)	(198,212)	(8,952)
Write-off of debt discount and deferred financing fees	(6,892)	—	—	—	—	—	—	—
Other income, net	1,089	919	3,671	1,916	149	2,187	1,169	1,507

Total other (expense), net	(20,534)	(17,598)	(33,766)	(36,974)	(2,805)	(202,043)	(201,456)	(10,411)

Income (loss) from continuing operations, before tax	33,256	11,314	25,148	(18,323)	(25,816)	(194,238)	(171,093)	(5,534)
Income tax expense (benefit)	6,869	5,478	12,584	(6,626)	(6,863)	(6,623)	(11,534)	(2,658)

Income (loss) from continuing operations, net of tax	26,387	5,836	12,564	(11,697)	(18,953)	(200,861)	(182,627)	(8,192)
Discontinued operations, net of tax	—	—	—	—	—	—	—	362

Net income (loss)	$26,387	$5,836	$12,564	$(11,697)	$(18,953)	$(200,861)	$(182,627)	$(7,830)
Weighted average shares outstanding:
Basic	39,579,244	32,707,297	32,799,098	32,450,401	32,341,751
Diluted	39,955,990	32,915,871	33,125,242	32,450,401	32,341,751
Net income (loss) per share:
Basic	$0.67	$0.18	$0.38	$(0.36)	$(0.59)

Diluted	$0.66	$0.18	$0.38	$(0.36)	$(0.59)

	Successor					Predecessor
	Six Months Ended October 31, 2016	Six Months Ended October 31, 2015	Fiscal Year Ended April 30, 2016	Fiscal Year Ended April 30, 2015	One Month Ended April 30, 2014	Eleven Months Ended March 31, 2014	Fiscal Year Ended April 30, 2013	Fiscal Year Ended April 30, 2012
	(in thousands, except margin data)
Other Financial Data:
Adjusted EBITDA(2)	$95,460	$68,913	$138,183	$105,796	$8,372	$78,690	$57,511	$32,394
Adjusted EBITDA margin(2)	8.4%	7.6%	7.4%	6.7%	6.6%	6.4%	5.0%	3.3%
Working capital (at period end)(3)(5)	354,303		251,068	210,360	233,269		186,777	161,634
Adjusted working capital (at period end)(4)(5)	349,084		267,577	221,785	206,692		178,603	156,159

	Successor				Predecessor
	October 31, 2016	April 30, 2016	April 30, 2015	April 30, 2014	April 30, 2013	April 30, 2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,387	$19,072	$12,284	$32,662	$13,383	$9,113
Total assets(6)	1,414,713	1,240,814	1,151,140	1,114,551	496,783	433,904
Total debt(7)	644,493	644,610	556,984	538,785	117,160	102,731
Total stockholders' equity (deficit)	490,254	311,160	299,572	299,434	(274,846)	(84,630)

	Six Months Ended		Fiscal Year Ended
	October 31, 2016	October 31, 2015	April 30, 2016	April 30, 2015	April 30, 2014	April 30, 2013	April 30, 2012
Selected Operating Data:
Branches (at period end)	203	159	186	156	140	132	127
Employees (at period end)	4,360	3,246	3,934	3,088	2,621	2,405	2,226
Wallboard volume (million square feet)	1,708	1,381	2,843	2,328	2,088	1,850	1,588

(1)
Represents the change in fair value of mandatorily redeemable common shares of the Predecessor, all of which were acquired by the Company on April 1, 2014 in connection with the Acquisition. These shares had certain redemption features which provided that upon the death or disability of the shareholder or termination of his employment, Predecessor would be required to purchase these shares at their then current fair values. Pursuant to this provision, these shares were deemed to be mandatorily redeemable and, as such, were required to be reflected as a liability at their estimated fair values at the end of any reporting period. Changes in fair value are reflected as "Change in fair value of mandatorily redeemable common shares" on our consolidated statements of operations. Fair value was estimated based on commonly used valuation techniques. For additional details, see Note 9 of our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 incorporated by reference in this prospectus.

(2)
See "Summary Financial and Other Data" for an explanation of how we define and calculate Adjusted EBITDA and Adjusted EBITDA margin.

  The following is a reconciliation of our net income (loss) to Adjusted EBITDA:

	Successor					Predecessor
	Six Months Ended October 31, 2016	Six Months Ended October 31, 2015	Fiscal Year Ended April 30, 2016	Fiscal Year Ended April 30, 2015	One Month Ended April 30, 2014	Eleven Months Ended March 31, 2014	Fiscal Year Ended April 30, 2013	Fiscal Year Ended April 30, 2012
	(in thousands)
Net income (loss)	$26,387	$5,836	$12,564	$(11,697)	$(18,953)	$(200,861)	$(182,627)	$(7,830)
Discontinued operations, net of tax	—	—	—	—	—	—	—	(362)
Interest expense	14,731	18,517	37,418	36,396	2,954	4,226	4,413	2,966
Write-off of debt discount and deferred financing fees	6,892	—	—	—	—	—	—	—
Change in fair value of mandatorily redeemable shares	—	—	—	—	—	200,004	198,212	8,952
Interest income	(78)	(438)	(928)	(1,010)	(76)	(846)	(798)	(885)
Income tax expense (benefit)	6,869	5,478	12,584	(6,626)	(6,863)	6,623	11,534	2,658
Depreciation expense	12,930	13,738	26,667	32,208	3,818	12,224	11,665	7,840
Amortization expense	20,233	17,589	37,548	31,957	2,518	38	72	732

EBITDA	$87,964	$60,720	$125,853	$81,228	$(16,602)	$21,408	$42,471	$14,071

Executive compensation(a)	$—	$—	$—	$—	$20	$2,427	$13,420	$8,266
Stock appreciation rights (income) expense(b)	(236)	1,286	1,988	2,268	80	1,288	1,061	253
Redeemable noncontrolling interests(c)	2,823	1,005	880	1,859	71	2,957	2,195	407
Equity-based compensation(d)	1,359	1,361	2,699	6,455	1	27	82	(154)
Acquisition related costs(e)	—	—	—	837	16,155	51,809	230	133
Severance, other costs related to discontinued operations and closed branches, and certain other costs(f)	258	1,381	379	413	—	—	(30)	(205)
Transaction costs (acquisitions and other)(g)	2,481	1,755	3,751	1,891	—	—	—	—
(Gain) loss on disposal of assets	(130)	280	(645)	1,089	170	(1,034)	(2,231)	(556)
Management fee to related party(h)	188	1,125	2,250	2,250	188	—	—	—
Effects of fair value adjustments to inventory(i)	621	—	1,009	5,012	8,289	—	—	—
Interest rate swap and cap mark-to-market(i)	132	—	19	2,494	—	(192)	313	—
Pension withdrawal(k)	—	—	—	—	—	—	—	10,179

Adjusted EBITDA(l)	$95,460	$68,913	$138,183	$105,796	$8,372	$78,690	$57,511	$32,394

(a)
Represents compensation paid to certain executives who were majority owners prior to the Acquisition. Following the Acquisition, these executives' compensation agreements were amended and, going forward, we do not anticipate additional adjustments.

(b)
Represents non-cash income or expenses related to stock appreciation rights agreements. For additional details regarding stock appreciation rights, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016 incorporated by reference in this prospectus.

(c)
Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests. For additional details regarding redeemable noncontrolling interests of our subsidiaries, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2016 incorporated by reference in this prospectus.

(d)
Represents non-cash equity-based compensation expense related to the issuance of stock options.

(e)
Represents non-recurring expenses related specifically to the Acquisition, including fees to financial advisors, accountants, attorneys and other professionals as well as costs related to the retirement of corporate stock appreciation rights. Also included are one-time bonuses paid to certain employees in connection with the Acquisition.

(f)
Represents severance expenses, other costs related to discontinued operations and closed branches and certain other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(g)
Represents one-time costs related to this offering, the IPO and acquisitions (other than the Acquisition) paid to third party advisors.

(h)
Represents management fees paid by us to our Sponsor. Following the IPO, our Sponsor no longer receives management fees from us.

(i)
Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value, primarily related to the Acquisition.

(j)
Represents the mark-to-market adjustments for certain financial instruments.

(k)
Represents costs incurred in connection with withdrawal from a multi-employer pension plan.

(l)
In our presentation of Adjusted EBITDA for fiscal 2015 and 2016 included in previous SEC filings, we included the impact to earnings from acquired entities from the beginning of the presented period to the date of such acquisition. Our previously reported Adjusted EBITDA for fiscal 2015 and 2016 included $8.1 million and $12.1 million, respectively, from entities acquired in fiscal 2015 and 2016 for the period prior to the date of acquisition of such entities.
(3)
Current assets less current liabilities.

(4)
Adjusted working capital represents current assets, excluding cash and cash equivalents, minus current liabilities, excluding current maturities of long-term debt. Adjusted working capital is not a recognized term under GAAP and does not purport to be an alternative to working capital. Management believes that adjusted working capital is useful in analyzing the cash flow and working capital needs of the Company. We exclude cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business.

The following is a reconciliation from working capital, the most directly comparable financial measure under GAAP, to adjusted working capital as of the dates presented:

	October 31, 2016	April 30, 2016	April 30, 2015	April 30, 2014	April 30, 2013	April 30, 2012
	(in thousands)
Current assets	$553,954	$471,643	$417,144	$375,805	$295,172	$260,342
Current liabilities	199,651	220,575	206,784	142,536	108,395	98,708

Working capital	$354,303	$251,068	$210,360	$233,269	$186,777	$161,634
Cash and cash equivalents	(16,387)	(19,072)	(12,284)	(32,662)	(13,383)	(9,113)
Current maturities of long-term debt	11,168	35,581	23,709	6,085	5,209	3,638

Adjusted working capital	$349,084	$267,577	$221,785	$206,692	$178,603	$156,159

(5)
These amounts reflect the retrospective impact of our adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU No. 2015-17") which we adopted in the first quarter of fiscal 2017 and the adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASU No. 2015-03). The impact of the adoptions of these standards on previously reported results was a decrease in working capital and adjusted working capital of $11.0 million, $9.8 million, $14.2 million, $11.2 million and $10.5 million for fiscal 2016, fiscal 2015, full year 2014, fiscal 2013 and fiscal 2012, respectively.

(6)
These amounts reflect the retrospective impact of our adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU No. 2015-17") which we adopted in the first quarter of fiscal 2017 and the adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASU No. 2015-03). The impact of the adoptions of these standards on previously reported results was a decrease in total assets of $11.0 million, $9.8 million and $7.8 million for fiscal 2016, fiscal 2015 and full year 2014, respectively, and an increase in total assets of $2.2 million and $2.7 million for fiscal 2013 and fiscal 2012, respectively.

(7)
Includes debt and capital lease obligations, net of unamortized discount and deferred financing costs.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2017, and as adjusted to reflect the sale of the shares of common stock offered in this offering for:

  •
  each person or entity known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder.

        Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after January 31, 2017, including any shares of our common stock subject to an option that has vested or will vest within 60 days after January 31, 2017. More than one person may be deemed to be a beneficial owner of the same securities.

        The percentage of beneficial ownership is based on 40,942,905 shares of common stock outstanding as of January 31, 2017.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. In addition, except as otherwise indicated below, based on the information provided to us by the selling stockholders, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. Each of the selling stockholders listed below, other than John J. Gavin, acquired the shares of common stock offered hereby on April 1, 2014 in connection with the Acquisition, including the following selling stockholders who were previously stockholders of Gypsum Management and Supply, Inc., our Predecessor, or one of its subsidiaries, and rolled over all or a portion of such equity interests into shares of our common stock in connection with the Acquisition: Richard A. Whitcomb, Richard K. Mueller, Mike C. Anderson, Bradley A. Crist, Hughey Cowtown Ltd., John T. O'Brien and James Bradley Nannen. Following the Acquisition, Mr. Nannen acquired additional shares of common stock upon the exercise of options on October 5, 2015. Mr. Gavin purchased the shares of common stock offered hereby on October 16, 2014.

        Unless otherwise indicated below, the address for each person or entity listed below is c/o GMS Inc., 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before this Offering	Percentage of Shares Beneficially Owned Before this Offering	Number of Shares to be Sold in this Offering	Number of Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering	Number of Shares to be Sold in this Offering Assuming Full Exercise of Underwriters' Option to Purchase Additional Shares	Number of Shares Beneficially Owned After this Offering Assuming Full Exercise of Underwriters' Option to Purchase Additional Shares	Percentage of Shares Beneficially Owned After this Offering Assuming Full Exercise of Underwriters' Option to Purchase Additional Shares
5% Stockholders
AEA Investors LP and associated entities(1)(2)	17,776,489	43.4%	3,086,351	14,690,138	35.9%	3,549,302	14,227,187	34.7%
Richard A. Whitcomb(3)	2,539,500	6.2%	869,565	1,669,935	4.1%	1,000,000	1,539,500	3.8%
Directors and Named Executive Officers
Richard K. Mueller(4)	2,539,500	6.2%	869,565	1,669,935	4.1%	1,000,000	1,539,500	3.8%
G. Michael Callahan, Jr.(5)	1,006,967	2.4%	—	1,006,967	2.4%	—	1,006,967	2.4%
H. Douglas Goforth(6)	244,630	*	—	244,630	*	—	244,630	*
Richard Alan Adams(7)	439,239	1.1%	—	439,239	1.1%	—	439,239	1.1%
Craig D. Apolinsky	4,700	*	—	4,700	*	—	4,700	*
Peter C. Browning(8)	19,046	*	—	19,046	*	—	19,046	*
Justin de La Chapelle(9)	—	—	—	—	—	—	—	—
John J. Gavin(10)	39,362	*	6,522	32,840	*	7,500	31,862	*
Theron I. Gilliam(11)	23,332	*	—	23,332	*	—	23,332	*
Brian R. Hoesterey(9)	—	—	—	—	—	—	—	—
Ronald R. Ross(12)	69,836	*	—	69,836	*	—	69,836	*
J. Louis Sharpe(9)	—	—	—	—	—	—	—	—
J. David Smith(13)	20,046	*	—	20,046	*	—	20,046	*
All executive officers and directors as a group (13 persons)	4,406,658	10.6%	876,087	3,530,571	8.5%	1,007,500	3,399,158	8.2%
Other Selling Stockholders
2014 GMS LLC(14)	50,790	*	44,165	6,625	*	50,790	—	*
Mike C. Anderson(15)	408,251	*	121,739	286,512	*	140,000	268,251	*
ATRF (NEB) Ltd.(16)	1,523,700	3.7%	478,261	1,045,439	2.6%	550,000	973,700	2.4%
Bradley A. Crist(17)	304,740	*	151,948	152,792	*	174,740	130,000	*
Associated Entities of LGT Capital Partners (Ireland) Limited(18)	1,015,800	2.5%	294,435	721,365	1.8%	338,600	677,200	1.7%
FW RMB Nansemond Investors LLC(19)	457,110	1.1%	397,487	59,623	*	457,110	—	*
Hughey Cowtown Ltd.(20)	206,837	*	17,391	189,446	*	20,000	186,837	*
John Hancock Life & Health Insurance Company and associated entities(21)	1,269,749	3.1%	220,825	1,048,924	2.6%	253,949	1,015,800	2.5%
John T. O'Brien(22)	221,728	*	18,894	202,834	*	21,728	200,000	*
Medley Partners 2S LP—Series 2012(23)	253,950	*	220,826	33,124	*	253,950	—	*
James Bradley Nannen(24)	217,730	*	43,478	174,252	*	50,000	167,730	*
All other selling stockholders as a group holding less 1% of outstanding shares in aggregate(25)	382,524	*	108,548	273,976	*	124,831	257,693	*

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
For purposes of this beneficial ownership table, we have excluded shares of common stock held of record by other parties to the stockholders' agreement or voting proxies with which AEA Investors LP and associated entities may be deemed to share beneficial ownership by virtue of voting provisions of such agreement or proxies. All of our stockholders prior to the IPO were parties to the stockholders' agreement. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

(2)
Represents shares of our common stock held of record by AEA GMS Holdings LP ("AEA GMS Holdings"), whose general partner is AEA GMS Holdings GP LLC ("AEA GMS Holdings GP"). The members of AEA GMS Holdings GP are (i) AEA Investors Participant Fund V LP, (ii) AEA Investors QP Participant Fund V LP, (iii) AEA Investors Fund V LP, (iv) AEA Investors Fund V-A LP and (v) AEA Investors Fund V-B LP (the entities named in clauses (i) through (v), collectively, the "AEA Funds"). The AEA Funds are also limited partners of AEA GMS Holdings. The general partner of each of AEA Investors Participant Fund V LP and AEA Investors QP Participant Fund V LP is AEA Investors PF V LLC, whose sole member is AEA Investors LP. The general partner of each of AEA Investors Fund V LP, AEA Investors Fund V-A LP and AEA Investors Fund V-B LP is AEA Investors Partners V LP, whose general partner is AEA Management (Cayman) Ltd. Each of AEA GMS Holdings GP, the AEA Funds, AEA Investors PF V LLC, AEA Investors Partners V LP, AEA Investors LP and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of our common stock held of record by AEA GMS Holdings, but each disclaims beneficial ownership of such shares. John L. Garcia, the Chairman and Chief Executive Officer of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd., may also be deemed to share beneficial ownership of the shares of our common stock held of record by AEA GMS Holdings, but Mr. Garcia disclaims beneficial ownership of such shares. For a description of our relationship with AEA, our Sponsor, please see "Certain Relationships and Related Party Transactions."

The address for each of AEA GMS Holdings, AEA GMS Holdings GP, AEA Investors Participant Fund V LP, AEA Investors QP Participant Fund V LP, AEA Investors PF V LLC, AEA Investors LP and Mr. Garcia is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103. The address for each of AEA Investors Fund V LP, AEA Investors Fund V-A LP, AEA Investors Fund V-B LP, AEA Investors Partners V LP and AEA Management (Cayman) Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(3)
Represents shares of our common stock held of record by The Richard A. Whitcomb Revocable Trust dated May 13, 2004, as amended (the "RAW Trust"). Richard A. Whitcomb is the sole trustee and a beneficiary of the RAW Trust. In his capacity as sole trustee, Mr. Whitcomb exercises voting and dispositive power over the shares held by the RAW Trust, but disclaims beneficial ownership of such shares solely to the extent attributable to him in his capacity as trustee of the RAW Trust. Mr. Whitcomb co-founded our Company in 1971 and now provides consulting services for us. Mr. Whitcomb served as our Vice Chairman and Secretary until April 2014. The address for Mr. Whitcomb is c/o Lawrence H. Freiman, Esq., Menden Freiman LLP, 5565 Glenridge Connector, NE, Suite 850, Atlanta, Georgia 30342.

(4)
Represents shares of our common stock held of record by Second Bite Investments, LLC, of which Richard K. Mueller is the Chief Executive Officer. Mr. Mueller may be deemed to share beneficial ownership of the shares of our common stock held of record by Second Bite Investments, LLC, but Mr. Mueller disclaims beneficial ownership of such shares. Mr. Mueller is the Chairman of our board of directors and co-founded our Company in 1971. Mr. Mueller served as our Chief Executive Officer from 1990 until May 2015, and as our President from 1990 until 2013.

(5)
Includes (i) 253,950 shares of common stock held by the 2009 G. Michael Callahan, Jr. Family Trust and (ii) 224,599 shares of common stock issuable upon exercise of options held by Mr. Callahan that have vested or will vest within 60 days after January 31, 2017. Mr. Callahan may be deemed to share beneficial ownership of the shares of our common stock held of record by the 2009 G. Michael Callahan, Jr. Family Trust, but Mr. Callahan disclaims beneficial ownership of such shares.

(6)
Includes 101,067 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017.

(7)
Includes 185,289 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017.

(8)
Includes 11,428 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017.

(9)
Does not include 17,776,488 shares of our common stock held of record by AEA GMS Holdings. Mr. de La Chapelle is a principal of AEA, and Messrs. Hoesterey and Sharpe are partners of AEA. Each of Messrs. de La Chapelle, Hoesterey and Sharpe serves on our board of directors as a representative of AEA, but each disclaims beneficial ownership of the shares of our common stock held of record by AEA GMS Holdings.

The address for each of Messrs. de La Chapelle, Hoesterey and Sharpe is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103.

(10)
Includes 19,046 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017. Mr. Gavin is a member of our board of directors.

(11)
Includes 13,332 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017.

(12)
Includes 19,046 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017.

(13)
Includes 19,046 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after January 31, 2017.

(14)
H. Hiter Harris III and Edward Valentine are Managers of 2014 GMS LLC. In such capacities, each of Messrs. Harris and Valentine may be deemed to have voting and dispositive power over the shares held by 2014 GMS LLC. 2014 GMS LLC may be an affiliate of a broker-dealer because a majority of the owners of 2014 GMS LLC are affiliates of a broker-dealer. We understand that 2014 GMS LLC acquired the shares of common stock being sold hereunder in the ordinary course of business and, at the time of the acquisition of the shares of common stock described herein, 2014 GMS LLC did not have any arrangements or understandings with any person to distribute such securities. The address for each of Messrs. Harris and Valentine is 1001 Haxall Pt., 9th Floor, Richmond, VA 23219.

(15)
Includes 61,762 shares of common stock issuable upon exercise of options held by Mr. Anderson that have vested or will vest within 60 days after January 31, 2017. Mr. Anderson is one of our Divisional Vice Presidents of Operations.

(16)
Rakesh Saraf is a Director and the President of ATRF (NEB) Ltd. and Jan Barry Petursson, Derek Brodersen and Myles Norton are Directors of ATRF (NEB) Ltd. In such capacities, each of Messrs. Saraf, Petursson, Brodersen and Norton may be deemed to have voting and dispositive power over the shares held by ATRF (NEB) Ltd. but they each disclaim beneficial ownership of these shares. The address for each of Messrs. Saraf, Petursson, Brodersen and Norton is 11010 142 Street NW, Edmonton, AB T5N 2R1.

(17)
Mr. Crist is a Vice President of Operations for one of our subsidiaries.

(18)
Represents (i) 406,320 shares of our common stock held of record by Cengal Private Equity Investments II PLC and (ii) 609,480 shares of our common stock held of record by Crown Co-Investment Opportunities plc. LGT Capital Partners (Ireland) Limited is the Alternative Investment Fund Manager of each of Cengal Private Equity Investments II PLC and Crown Co-Investment Opportunities plc. Desmond Tobin and Paul Garvey are Directors of LGT Capital Partners (Ireland) Limited. In such capacities, LGT Capital Partners (Ireland) Limited and each of Messrs. Tobin and Garvey may be deemed to have voting and dispositive power over the shares of our common stock held by Cengal Private Equity Investments II PLC and Crown Co-Investment Opportunities plc. Each of LGT Capital Partners (Ireland) Limited and Messrs. Tobin and Garvey disclaim beneficial ownership of these shares. The address for each of LGT Capital Partners (Ireland) Limited and Messrs. Tobin and Garvey is 30 Herbert Street, Third Floor, Dublin 2, Ireland.

(19)
Represents shares of our common stock held of record by FW RMB Nansemond Investors, LLC. Bryan L. Barrett and Jay H. Hebert are the Vice Presidents and Agents of FW RMB Nansemond Investors, LLC. In such capacities, each of Messrs. Barrett and Hebert may be deemed to have voting and dispositive power over the shares of our common stock held by FW RMB Nansemond Investors, LLC. Each of FW RMB Nansemond Investors, LLC and Messrs. Barrett and Hebert disclaim beneficial ownership of these shares. The address for FW RMB Nansemond Investors, LLC and each of Messrs. Barrett and Hebert is 201 Main Street, Suite 2300, Fort Worth, TX 76102.

(20)
Robert W. Hughey and Louise R. Hughey are the limited partners of Hughey Cowtown Ltd. and as such Mr. and Mrs. Hughey may be deemed to have voting and dispositive power over the shares held by Hughey Cowtown Ltd. Mr. Hughey is one of our Divisional Vice Presidents of Operations.

(21)
Represents (i) 1,034,846 shares of our common stock held of record by John Hancock Life & Health Insurance Company, (ii) 184,113 shares of our common stock held of record by John Hancock Life Insurance Company of New York and (iii) 50,790 shares of our common stock held of record by John Hancock Life Insurance (U.S.A.). Stephen Blewitt is a Senior Managing Director and Vice President of each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York and John Hancock Life Insurance (U.S.A.), each of Dan Budde and Scott McFetridge are Vice Presidents and Senior Managing Directors of each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York and John Hancock Life Insurance (U.S.A.), and each of Joshua Liebow, Scott Garfield, Paul Fishbin and Brian Albert are Managing Directors and Assistant Vice Presidents of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of

  New York and John Hancock Life Insurance (U.S.A.). In such capacities, each of Messrs. Blewitt, Liebow, Garfield, McFetridge, Fishbin and Albert may be deemed to have voting and dispositive power over the shares held by each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York and John Hancock Life Insurance (U.S.A.). Each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York and John Hancock Life Insurance (U.S.A.) is an affiliate of a broker-dealer. We understand that each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York and John Hancock Life Insurance (U.S.A.) acquired the shares of common stock being sold hereunder in the ordinary course of business and, at the time of the acquisition of the shares of common stock described herein, each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York and John Hancock Life Insurance (U.S.A.) did not have any arrangements or understandings with any person to distribute such securities. The address for each of John Hancock Life & Health Insurance Company, John Hancock Life Insurance Company of New York, John Hancock Life Insurance (U.S.A.) and Messrs. Blewitt, Liebow, Garfield, Budde, McFetridge, Fishbin and Albert is 197 Clarendon Street, Boston, MA 02116.

(22)
Represents shares of our common stock held of record by the John T. O'Brien GMS Revocable Trust, Dated May 1, 2016 (the "JTO Trust"). John T. O'Brien is the sole trustee and a beneficiary of the JTO Trust. In his capacity as sole trustee, Mr. O'Brien exercises voting and dispositive power over the shares held by the JTO Trust, but disclaims beneficial ownership of such shares solely to the extent attributable to him in his capacity as trustee of the JTO Trust. Mr. O'Brien was a Regional Operations Manager for our Company before his retirement. The address for Mr. O'Brien is 3449 Lee Moore Rd., Maiden, NC 28650.

(23)
Medley Partners Management, LLC is the Investment Manager of Medley Partners 2S LP—Series 2012. Mark Heising, Pascal Villiger and Randal B. Whisenant are the Managing Directors of Medley Partners Management, LLC and Peter Phillips is the Principal of Medley Partners Management, LLC. In such capacities, each of Medley Partners Management, LLC and Messrs. Heising, Villiger, Whisenant and Phillips may be deemed to have voting and dispositive power over the shares held by Medley Partners 2S LP—Series 2012 and each of Medley Partners Management, LLC and Messrs. Heising, Villiger, Whisenant and Phillips disclaim beneficial ownership of these shares. The address for Medley Partners Management, LLC and each of Messrs. Heising, Villiger, Whisenant and Phillips is 50 California Street, Suite 3350, San Francisco, CA 94111.

(24)
Includes 41,446 shares of common stock issuable upon exercise of options held by Mr. Nannen that have vested or will vest within 60 days after January 31, 2017. Mr. Nannen is one our Company's Divisional Vice Presidents of Operations.

(25)
Represents shares held by all other selling stockholders not listed above who, in the aggregate, beneficially own less than 1% of our common stock outstanding prior to this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since May 1, 2013 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or the consideration that we paid or received, as applicable, in connection with the transactions described below are comparable to terms available or amounts that would be paid or received, as applicable, in arms'-length transactions with parties unrelated to us.

AEA

        Prior to the completion of our initial public offering, we entered into a management agreement with our Sponsor relating to the provision of their advisory and consulting services. The agreement required us to pay our Sponsor an annual management fee of approximately $2.3 million per year following the Acquisition. The annual management fee was payable in quarterly installments of approximately $0.6 million, in advance, on the first day of each calendar quarter. The management agreement also required us to reimburse our Sponsor for their reasonable out-of-pocket costs and expenses incurred in connection with the Acquisition, their provision of ongoing advisory and consulting services, monitoring their investment in us and developing, negotiating, performing or enforcing any agreements or documents relating to their investment in us. The cost reimbursement was typically billed in arrears during the month following the end of each quarter. As of October 31, 2016, we have reimbursed our Sponsor for reasonable out-of-pocket costs and expenses in the aggregate amount of approximately $0.2 million. We believe that the management agreement and the services mentioned above were on terms at least as favorable to us as we would expect to negotiate with unrelated third parties. Immediately following the consummation of our initial public offering, on June 1, 2016, the management agreement was terminated.

        As compensation for services provided by our Sponsor in connection with the Acquisition, we paid our Sponsor a one-time fee of $10.0 million.

        Pursuant to the management agreement, we agreed to indemnify our Sponsor against any claims or liabilities relating to or arising out of actions taken by our Sponsor under the terms of the management agreement or the operation of our business, except for claims or liabilities that are shown to have resulted from actions taken by our Sponsor in bad faith, or due to our Sponsor's gross negligence or willful misconduct. This indemnification provision survived termination of the management agreement.

Stockholders' Agreement

        We, our Sponsor, certain members of management, and all of our existing stockholders prior to our initial public offering have entered into a stockholders' agreement in connection with the Acquisition. The stockholders' agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer shares of our stock. In addition, pursuant to the stockholders' agreement, the parties thereto agreed to vote their shares of our common stock on certain matters presented to the stockholders in the same manner that the board of directors and a majority of our stockholders vote on such matters. The foregoing transfer and voting provisions terminated upon completion of our initial public offering. However, following the consummation of our initial public offering, and for so long as our Sponsor holds an aggregate of at least 10% of our outstanding common stock, our Sponsor will be entitled to nominate at least one individual for election to our board, and our board and nominating committee thereof will nominate and recommend to our stockholders that such individual be elected to our board, and certain of our stockholders prior to the IPO have agreed to vote all of their shares to elect such individual to our board pursuant to the stockholders' agreement or voting proxies.

Registration Rights Agreement

        The parties to the stockholders' agreement described above also entered into a registration rights agreement in connection with the Acquisition. Pursuant to the registration rights agreement, subject to the terms of the lock-up agreement they have entered into with the representatives of the underwriters of this offering, holders of a total of 32,892,905 shares of our common stock as of October 31, 2016 (which includes the shares being offered in this offering), have the right to require us to register these shares under the Securities Act under specified circumstances and have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights

        Subject to certain restrictions, at any time after 180 days following May 25, 2016, the effective date of the registration statement relating to our initial public offering, or 120 days following the effective date of any subsequent registration statement that we file (other than registration statements on Forms S-4 or S-8), our Sponsor may request that we register all or a portion of its common stock for sale under the Securities Act. We will effect the registration as requested in writing by our Sponsor, unless in the good faith judgment of our board of directors, such registration would materially and adversely interfere with certain transactions involving the Company and should be delayed. We are not obligated to file a registration statement pursuant to these demand provisions on more than five occasions on Form S-1; however, our Sponsor is entitled to make an unlimited number of demands for registration on Form S-3 if and when we become eligible to use such form.

Piggyback Registration Rights

        In addition, if at any time we register any shares of our common stock (other than pursuant to registrations on Form S-4 or Form S-8), the holders of all shares having registration rights are entitled to at least 10 business days notice of the registration and to include all or a portion of their common stock in the registration.

        In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited.

Other Provisions

        We will pay all registration and offering expenses, and the reasonable fees and expenses of a single special counsel for our Sponsor and a single special counsel for all other selling stockholders, related to any demand or piggyback registration. The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. A particular stockholder's shares shall no longer be considered registrable shares, to which demand and piggyback registration rights apply, when such shares have been disposed of under an effective registration statement or sold under Rule 144 of the Securities Act. In addition, the parties to the registration rights agreement, other than our Sponsor, agree to not sell any shares pursuant to Rule 144 of the Securities Act or in some other private placement for a period of one year following the closing of our initial public offering, except pursuant to a registered offering in accordance with the terms of the registration rights agreement, if consented to by us or in private transfers to certain permitted transferees.

Other Relationships and Transactions

        We lease office and warehouse facilities from partnerships or entities owned by certain of our directors, executive officers and stockholders, including Richard K. Mueller, the Chairman of the Board, and G. Michael Callahan, Jr., our President and Chief Executive Officer. At October 31, 2016, these leases had expiration dates through our fiscal year ending April 30, 2021. Rent expense related to these leases included in our audited consolidated financial statements was approximately $0.6 million, $1.0 million, $77 thousand and $0.9 million for fiscal 2016, fiscal 2015, the one month ended April 30, 2014 and the eleven months ended March 31, 2014, respectively. At October 31, 2016, future minimum payments under the terms of the leases aggregated approximately $1.5 million.

        On January 24, 2001, Mr. Callahan issued a promissory note to us as payment of the purchase price of certain redeemable common shares of the Predecessor. As of the end of fiscal 2013, Mr. Callahan owed us approximately $0.5 million pursuant to the promissory note. The promissory note was fully repaid in cash prior to the Acquisition in full year 2014.

        The Predecessor guaranteed the principal balance of borrowings outstanding of a partnership owned by certain stockholders of the Predecessor and one of its subsidiaries. At April 30, 2013, the principal balance of these guaranteed borrowings outstanding was approximately $188,000. The guarantee was released during full year 2014.

        During the six months ended October 31, 2016, fiscal 2016, fiscal 2015 and full year 2014, we purchased inventories from our former subsidiary, Southern Wall Products, Inc., or SWP, an entity with which Messrs. Mueller and Callahan are affiliated, through their direct or indirect ownership interests and through their position as director. Mr. Mueller owns, either directly or indirectly, 47.7% of the common stock outstanding of SWP as of October 31, 2016 and is a director of SWP. Mr. Callahan owns, either directly or indirectly, 2.4% of the common stock of SWP as of October 31, 2016 and is a director of SWP. SWP was spun off from the Predecessor on August 31, 2012. We purchased inventory from SWP for distribution in the amount of approximately $3.3 million, $12.8 million, $11.9 million and $11.0 million in the six months ended October 31, 2016, fiscal 2016, fiscal 2015 and full year 2014, respectively. The amount due to SWP for purchases of inventory for distribution as of October 31, 2016 was approximately $1.1 million. The approximate dollar value amount of Mr. Mueller's interest in these purchases was $1.6 million, $6.3 million, $5.8 million and $5.4 million for the six months ended October 31, 2016, fiscal 2016, fiscal 2015 and full year 2014, respectively. The approximate dollar value amount of Mr. Callahan's interest in these purchases was $0.1 million, $0.3 million, $0.3 million and $0.2 million for the six months ended October 31, 2016, fiscal, 2016, fiscal 2015 and full year 2014, respectively. The approximate dollar value amounts of Mr. Mueller's interest in the amount due to SWP as of October 31, 2016, April 30, 2016, April 30, 2015 and April 30, 2014 were $0.5 million, $0.5 million, $0.5 million, and $0.5 million, respectively. The approximate dollar value amounts of Mr. Callahan's interest in the amount due to SWP as of October 31, 2016, April 30, 2016, April 30, 2015 and April 30, 2014 were $27,000, $28,000, $23,000 and $27,000, respectively. In addition, Messrs. Mueller and Callahan each received a payment of $20,000 from SWP in fiscal 2016 and in fiscal 2016 as consideration for serving on its board of directors.

        On January 14, 2015, we sold real property that was previously leased from us by SWP, to SWP for an aggregate purchase price of $350,000.

        During fiscal 2016, fiscal 2015 and full year 2014, we employed David Whitcomb, Richard W. Whitcomb and Elizabeth Whitcomb, all of whom are children of Richard A. Whitcomb, one of our founders and a holder of more than 5% of our common stock. David Whitcomb, an employee through June 30, 2015, was responsible for various sales and customer receivables analytics. His total compensation in fiscal 2016, fiscal 2015 and full year 2014, including salary, bonus and other compensation, was $157,381, $156,729 and $162,836, respectively. Richard W. Whitcomb is our current Director of IT Services. His total cash compensation, including salary, bonus and other compensation, in fiscal 2016, fiscal 2015 and full year 2014 was $224,181, $220,388 and $202,245, respectively. Elizabeth Whitcomb is a manager in IT Services and, prior to March 2015, she provided certain IT Services directly to one of our subsidiaries. Her total compensation in fiscal 2016, fiscal 2015 and full year 2014, including salary, bonus and other compensation, was $224,798, $244,247 and $227,353, respectively. The compensation levels of David Whitcomb, Richard W. Whitcomb and Elizabeth Whitcomb were based on the compensation paid to employees in similar positions that were not related to our significant shareholders.

Policies and Procedures for Related Person Transactions

        Our board of directors has adopted a policy providing that the audit committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the board of directors is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the audit committee is to approve only those related party transactions that the audit committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms'-length transaction with an unrelated third party and that the audit committee determines are not inconsistent with the best interests of the Company. In particular, our policy with respect to related person transactions will require our audit committee to consider the benefits to the Company, the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third parties or to employees generally. A "related person" is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. All of the transactions described above were entered into prior to the adoption of this policy.

 DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2017, there were 40,942,905 outstanding shares of common stock (excluding 2,100,742 shares of our common stock issuable upon exercise of outstanding stock options) and no outstanding shares of preferred stock. As of January 31, 2017, we had 93 stockholders of record.

        The following descriptions of our capital stock, second amended and restated certificate of incorporation and amended and restated bylaws are intended as summaries only and are qualified in their entirety by reference to our second amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

        The holders of our common stock are entitled to the following rights, preferences and privileges:

        Following the consummation of this offering, we expect that certain affiliates of AEA, together with certain of our other stockholders, will continue to control a majority of the voting power of our outstanding common stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election. There will be no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able to elect all of the directors, and holders of less than a majority of such shares will be unable to elect any director. Holders of common stock are entitled to be paid ratably any dividends as may be declared by our board of directors (in its sole discretion), subject to any preferential dividend rights of outstanding preferred stock (if any).

        In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably, in proportion to the number of shares held by them, the assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights (if any) of any outstanding preferred stock. Holders of our common stock have no preemptive or other rights to subscribe for additional shares. The shares of our outstanding common stock are not subject to further calls or assessments by us. There are no conversion or redemption rights or sinking fund provisions applicable to the shares of our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our preferred stock, if issued, may have priority over our common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. To the extent permitted by law, our board of directors will have the authority, without further stockholder authorization, to issue from time to time shares of authorized preferred stock in one or more series and to fix the terms, powers (including voting powers), rights, preferences and variations and the restrictions and limitations thereof of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Limitations on Directors' Liability

        Our second amended and restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In connection with the IPO, we entered into indemnification agreements with each of our directors which, in certain cases, are broader than the specific indemnification provisions provided for under Delaware law.

        In addition, to the fullest extent permitted by Delaware law, our second amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages from a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

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  any breach of his or her duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

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  the payment of dividends or the redemption or purchase of stock in violation of the DGCL; or

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  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions of our second amended and restated certificate of incorporation, the DGCL or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law that May Have an Anti-Takeover Effect

        The DGCL, our second amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Staggered Board; Removal of Directors

        Our second amended and restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director will be subject to removal by our stockholders only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of all of our then outstanding common stock if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock. Any vacancy on our board of directors, including a vacancy resulting from increase in the number of directors, may only be filled by vote of a majority of our directors then in office (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the stockholders' agreement). Furthermore, our second amended and restated certificate of incorporation provides that the total number of directors may be changed only by the resolution of our board of directors (subject to the rights of holders of any series of preferred stock to elect additional directors). The classification of our board of directors and the limitations on the removal of directors, changes to the total numbers of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Stockholder Action by Written Consent; Special Meetings

        Our second amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock. Our second amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can be called only by our chairman of the board or our board of directors if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock.

Advance Notice Requirements for Stockholder Proposals

        Our amended and restated bylaws establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Section 203 of the Delaware General Corporation Law

        While we have opted out of Section 203 of the DGCL, our second amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction provided for or through our Company resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who owns 15% or more of our outstanding voting stock and the affiliates and associates of such person. For purposes of this provision, "voting stock" means any class or series of stock entitled to vote generally in the election of directors.

        Under certain circumstances, this provision will make it more difficult for a person who qualifies as an "interested stockholder" to effect certain business combinations with our Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors in order to avoid the stockholder approval requirement if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

        Our second amended and restated certificate of incorporation provides that certain affiliates of AEA, their respective affiliates and any of their direct or indirect designated transferees (other than in certain market transfers and gifts) and any group of which such persons are a party do not constitute "interested stockholders" for purposes of this provision.

Amendments to Our Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the shares presents at any meeting and entitled to vote on a matter is required to amend a corporation's bylaws, unless a corporation's bylaws requires a greater percentage. Our amended and restated bylaws may be amended or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, if AEA, together with certain of our other stockholders, ceases to own 50% or more of the voting power of our common stock.

Exclusive Forum

        Our second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers or employees, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of claims to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Stock Exchange Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "GMS".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        On April 1, 2014, we entered into (i) a senior secured asset based revolving credit facility (the "ABL Facility"), (ii) a senior secured first lien term loan facility (the "First Lien Facility"), and (iii) a senior secured second lien term loan facility (the "Second Lien Facility" and, together with the First Lien Facility, the "Term Loan Facilities"). The proceeds of the Term Loan Facilities were used to (i) repay certain existing indebtedness of the Predecessor, (ii) pay a portion of the purchase price of the Acquisition, and (iii) pay related fees and expenses. Borrowings under the ABL Facility are used to finance or refinance our working capital and capital expenditures and for general corporate purposes.

ABL Facility

General

        GYP Holdings III Corp. (in such capacity, the "Lead Borrower") and certain of the Lead Borrower's direct and indirect wholly-owned domestic restricted subsidiaries (together with the Lead Borrower, collectively, the "ABL Borrowers") entered into the ABL Facility, pursuant to an ABL Credit Agreement (the "ABL Credit Agreement"), with GYP Holdings II Corp. ("Holdings"), the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent and collateral agent. After giving effect to the amendments to the ABL Facility, the ABL Facility is scheduled to mature on the earlier of (i) November 18, 2021 and (ii) the date of termination in whole of the ABL Credit Agreement and the obligations thereunder. There is no scheduled amortization under the ABL Facility.

        After giving effect to the first and second amendments to the ABL Facility, the ABL Facility provides for revolving borrowings of up to $345.0 million subject to borrowing base availability. The borrowing base is equal to the sum (subject to certain reserves and adjustments) of (i) 90% of eligible credit card receivables, (ii) 85% of eligible accounts receivables, (iii) the lesser of 75% of the cost of eligible inventory and 85% of the appraised orderly liquidation value of eligible inventory, and (iv) 100% of the aggregate amount of borrowing base eligible cash. Subject to the borrowing base availability, the ABL Facility also includes a letter of credit facility of up to $50.0 million and a swing line facility for same-day borrowings of up to $34.5 million. Borrowings under the ABL Facility are subject to the satisfaction of customary conditions, including absence of default and accuracy of representations and warranties.

        As of October 31, 2016, we had approximately $152.4 million in short-term swing line borrowings and Eurodollar loans outstanding under the ABL Facility.

Interest

        Borrowings under the ABL Facility bear interest at a rate per annum equal to, at our option, either (a) adjusted LIBOR plus the applicable rate or (b) base rate (determined by reference to the greatest of the prime rate published by Wells Fargo Bank, N.A., the federal funds effective rate plus 0.5% and one-month LIBOR plus 1%) plus the applicable rate. The applicable rates under the ABL Facility are subject to step-ups and step-downs based on the Lead Borrowers' average daily availability as a percentage of the line cap (i.e., aggregate commitments under the ABL Facility) for the immediately preceding fiscal quarter in accordance with the following schedule:

Pricing Level	Average Daily Availability (as a % of line cap)	Eurodollar Rate and Letters of Credit	Base Rate
I	Less than 33.33%	1.75%	0.75%
II	Greater than or equal to 33.3% but less than 66.7%	1.50%	0.50%
III	Greater than or equal to 66.7%	1.25%	0.25%

Optional and Mandatory Prepayments; Cash Dominion

        At our option, the ABL Facility may be prepaid at any time without a premium or penalty with notice to the administrative agent. We may also terminate and/or permanently reduce the unused commitments under the ABL Facility, with notice to the administrative agent. Such termination or reduction must be in a minimum aggregate amount of $1.0 million or in whole multiples of $1.0 million in excess thereof. In addition, we are not permitted to terminate or reduce the commitments if such termination or reduction (and any concurrent prepayments) would cause the total outstanding amount to exceed the amount of the ABL Facility. To the extent the borrowings under the ABL Facility at any time exceed the lesser of the borrowing base or the line cap at such time, we are required to prepay the borrowings under the ABL Facility in the amount of such excess.

        During the existence of an event of default or when we fail to maintain excess availability of at least the greater of $15.0 million or 10.0% of the line cap for five consecutive days, we will be required to sweep substantially all cash receipts from the sale of inventory, collection of receivables and dispositions of the ABL Priority Collateral (defined below) into certain concentration accounts under the dominion and control of the administrative agent under the ABL Facility and all such cash will be used to repay outstanding borrowings under the ABL Facility.

Guarantee and Collateral

        Obligations in respect of the ABL Facility are guaranteed by Holdings, and each of our existing and newly acquired or created domestic restricted subsidiaries. Obligations under the ABL Credit Agreement, as well as obligations to the ABL Facility lenders and their affiliates under certain secured cash management agreements and secured hedge agreements, are secured by a first priority lien on the Lead Borrowers' and the guarantors' cash and cash equivalents, bank accounts, accounts receivable, chattel paper, inventory, documents, instruments and general intangibles (collectively, the "ABL Priority Collateral"), and a second priority lien on the Lead Borrowers' and the guarantors' and their wholly-owned subsidiaries' capital stock (which will be limited, in the case of any foreign subsidiaries, to 65% of the voting stock and 100% of the non-voting stock of any first-tier foreign subsidiaries), and the Lead Borrowers' and the guarantors' intercompany debt and all other assets other than the ABL Priority Collateral (collectively, the "Term Loan Priority Collateral"), as further detailed in (i) the ABL Security Agreement, dated April 1, 2014 between the grantors and the collateral agent under the ABL Credit Agreement, (ii) the First Lien Security Agreement, dated April 1, 2014 between the grantors and the collateral agent under the First Lien Credit Agreement (as defined below) and (iii) the ABL/Term Intercreditor Agreement dated April 1, 2014 between Holdings, the Lead Borrower, the collateral agent under the ABL Credit Agreement and the collateral agents under the Term Credit Agreements (as defined below) (collectively, the "Collateral Agreements").

Covenants and Other Matters

        The ABL Credit Agreement requires that we comply with a number of covenants, as well as certain financial tests. During the existence of an event of default or when we fail to maintain excess availability of at least the greater of $15.0 million or 10% of the line cap, the consolidated fixed charge coverage ratio of the most recently completed period of four consecutive quarters must be 1.00 to 1.00 or higher. The covenants also limit, in certain circumstances, our ability to take a variety of actions, including:

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  incur indebtedness;

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  create or maintain liens on property or assets;

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  make investments, loans and advances;

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  engage in acquisitions, mergers, consolidations and asset sales;

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  redeem debt;

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  pay dividends and distributions; and

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  enter into transactions with affiliates.

        The Lead Borrowers' future compliance with its financial covenants under the ABL Credit Agreement will depend on its ability to maintain sufficient liquidity, generate earnings and manage its assets effectively. The ABL Credit Agreement also has various non-financial covenants, both requiring the ABL Borrowers to refrain from taking certain future actions (as described above) and requiring each of the ABL Borrowers to take certain actions, such as keeping in good standing its corporate existence, maintaining insurance, and providing the bank lending group with financial information on a timely basis. The ABL Credit Agreement also contains certain customary representations and warranties and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any material guaranty or security document supporting the ABL Credit Agreement to be in force and effect, and change of control. If such an event of default occurs, the administrative agent under the ABL Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Term Loan Facilities

General

        The Lead Borrower entered into (i) the First Lien Facility, pursuant to a First Lien Credit Agreement (the "First Lien Credit Agreement"), with Holdings, the lenders party thereto, and Credit Suisse AG, as administrative agent and collateral agent and (ii) the Second Lien Facility, pursuant to a Second Lien Credit Agreement (the "Second Lien Credit Agreement" and, together with the First Lien Credit Agreement, the "Term Loan Credit Agreements"), with Holdings, the lenders party thereto, and Credit Suisse AG, as administrative agent and collateral agent. We used the net proceeds from the IPO, together with cash on hand, to repay $160.0 million principal amount of the Second Lien Facility, which was a payment in full of the entire loan balance due under the Second Lien Facility. The First Lien Facility permits us to add one or more incremental term loans up to a fixed amount of $100.0 million plus certain additional amounts depending on a secured first lien leverage ratio test included in the First Lien Facility.

        After giving effect to the September 2016 Incremental First Lien Term Commitment Amendment to the First Lien Facility (the "Incremental Amendment"), the First Lien Facility provides for term loans of up to $481.2 million (the "First Lien Loan"). The First Lien Loan amortizes in nominal quarterly installments equal to 0.25% of the original aggregate principal amount of the First Lien Loan and matures on April 1, 2021.

        The Incremental Amendment reduced the interest rate applicable to loans borrowed under the First Lien Credit Agreement to LIBOR (subject to a floor of 1.00%) plus a borrowing margin of 3.50% from LIBOR plus a borrowing margin of 3.75%. At October 31, 2016, the borrowing interest rates for the First Lien Facility was 4.50%.

        As of October 31, 2016, we had $480.0 million outstanding under the First Lien Facility.

Interest

        The First Lien Loan bears interest at a rate per annum equal to, at our option, either (a) adjusted LIBOR (subject to a floor of 1.00%) plus the applicable rate or (b) base rate (determined by reference to the greatest of the prime rate published by Credit Suisse AG, the federal funds effective rate plus

0.5% and one-month LIBOR plus 1%) plus the applicable rate. The applicable rate under the First Lien Facility is 3.5% for LIBOR loans and 2.5% for base rate loans.

Optional and Mandatory Prepayments

        At our option, the First Lien Loan may be prepaid at any time with notice to the administrative agent, together with accrued and unpaid interest, if any, to the repayment date. Certain prepayments occurring on or before March 27, 2017 are also subject to a "prepayment premium" in an amount equal to 1.00% of the principal amount of the First Lien Loan subject to prepayment. In addition, subject to the satisfaction of certain conditions, we are permitted to offer our lenders to repurchase loans held by them under the First Lien Facility at a discount.

        Under certain circumstances and subject to certain exceptions, the First Lien Facility will be subject to mandatory prepayments in the amount equal to: (x) 100% of the net proceeds of certain assets sales (subject to customary reinvestment rights) and issuances or incurrence of non-permitted indebtedness and (y) 50% of annual excess cash flow (generally defined as net income, after elimination of all non-cash items, minus (i) amounts of internally generated cash spent on capital expenditures, as well as certain debt repayments, investments and restricted payments, (ii) non-recurring, unusual and extraordinary cash charges and (iii) increases (or plus decreases) in net working capital over the relevant period) for any fiscal year, such percentage to decrease to 25% or 0% upon the attainment as of the end of such fiscal year of total leverage ratios of 5.50:1.00 and 5.00:1.00, respectively.

Guarantee and Collateral

        Our obligations in respect of the First Lien Facility are guaranteed by Holdings and each of our existing and newly acquired or created domestic restricted subsidiaries. Our obligations under the First Lien Facility, as well as obligations to the First Lien Facility lenders and their affiliates under certain secured hedge agreements, are secured by a first priority lien on the Term Loan Priority Collateral, and a second priority lien on the ABL Priority Collateral, as further detailed in the Collateral Agreements.

Covenants and Other Matters

        The First Lien Credit Agreement has various non-financial covenants, customary representations and warranties, events of defaults and remedies, substantially similar to those described in respect of the ABL Credit Agreement above. There are no financial maintenance covenants in the First Lien Credit Agreement.

SHARES ELIGIBLE FOR FUTURE SALE

        The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Upon completion of this offering, we will have 40,942,905 outstanding shares of our common stock, assuming no exercise of outstanding options. All of the shares of common stock sold in the IPO and in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than "affiliates," as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

        Upon the expiration of the lock-up agreements described below 90 days after the date of this prospectus, and subject to the provisions of Rule 144, 23,350,425 shares will be available for sale in the public market following this offering. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules. The remaining 2,592,480 shares of common stock outstanding, which are not subject to the lock-up agreements described below, are restricted securities, but are currently eligible for resale subject to applicable limitations of Rule 144 or pursuant to an exemption from registration under Rule 701, in each case as described below.

Lock-up Agreements

        In connection with this offering, we, our directors and executive officers and the selling stockholders, including our Sponsor, will agree with the underwriters to enter into lock-up agreements described in "Underwriting," pursuant to which shares of our common stock outstanding after this offering will be restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC. Under these agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or these stockholders may dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up.

Rule 144

        In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose common stock is required to be aggregated), who is an affiliate, and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of shares then outstanding, which will equal approximately 409,429 shares following this offering; or

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  the average weekly trading volume in our shares on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

        Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

        Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

        In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of the IPO, or who purchased shares from us after that date upon the exercise of options granted before that date, are currently eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Stock Plans

        We intend to file a registration statement or statements on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our existing equity plan and pursuant to all option grants made under our existing equity plan. Shares issued upon the exercise of stock options after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

Registration Rights

        Some of our stockholders, under some circumstances, have the right to require us to register their shares for future sale. This offering is being conducted as a result of the exercise of certain demand and piggyback registration rights granted to certain of our stockholders under a registration rights agreement. All of the shares of our common stock sold in this offering will be sold pursuant to the exercise of such registration rights. In addition, the parties to the registration rights agreement, other than our Sponsor, agreed to not sell any shares pursuant to Rule 144 of the Securities Act or in some other private placement for a period of one year following the closing of our IPO, except pursuant to a registered offering in accordance with the terms of the registration rights agreement, if consented to by us or in private transfers to certain permitted transferees. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder's particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

        This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

        As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an entity or arrangement treated as a partnership;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

        This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

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  a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

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  a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

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  a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

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  a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

        In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that hold our common stock.

        Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

        As discussed under "Dividend Policy" above, we do not intend to pay cash dividends on our common stock for the foreseeable future. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder's adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in "Sales or Other Dispositions of Our Common Stock."

        Distributions on our common stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

        Distributions on our common stock that are treated as dividends, and that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a "branch profits" tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder's earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, subject to certain adjustments.

        The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

        The foregoing discussion is subject to the discussion below under "Backup Withholding and Information Reporting" and "FATCA Withholding."

Sales or Other Dispositions of Our Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on sales or other dispositions of our common stock unless:

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  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the "branch profits tax" described above may also apply;

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  the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is "regularly traded on an established securities market" (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "Backup Withholding and Information Reporting" and "FATCA Withholding."

Federal Estate Tax

        Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

        Backup withholding (currently at a rate of 28%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

        The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sale or disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sale or disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

        If a Non-U.S. Holder receives payments of the proceeds of sales or other dispositions of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

        The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as "FATCA") impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition after December 31, 2016 (which date the IRS has announced it will extend to December 31, 2018) of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, dated February 22, 2017, the selling stockholders have agreed to sell to the underwriters named below, for whom Barclays Capital Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Barclays Capital Inc.	1,737,500
Credit Suisse Securities (USA) LLC	1,390,000
RBC Capital Markets, LLC	1,390,000
Robert W. Baird & Co. Incorporated	695,000
SunTrust Robinson Humphrey, Inc.	695,000
Raymond James & Associates, Inc.	347,500
Stephens Inc.	347,500
Wells Fargo Securities, LLC	347,500

Total	6,950,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,042,500 additional shares at the public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.745875 per share. After this offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares:

	Per Share		Total
	Without Option Exercise	With Option Exercise	Without Option Exercise	With Option Exercise
Underwriting Discounts and Commissions paid by the selling stockholders	$1.32	$1.32	$9,147,937.50	$10,520,128.13

        We estimate that our out-of-pocket expenses for this offering will be approximately $1.1 million. We have agreed to reimburse the underwriters for expenses of approximately $35,000 related to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA. The underwriters have agreed to reimburse us in an amount up to $0.4 million for certain expenses of the offering.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of the Option Plan and issuances pursuant to the exercise of employee stock options outstanding on the date hereof. The foregoing restriction, however, will not apply to issuances by us of up to 10% of our common stock issued and outstanding on the closing date of this offering in connection with an acquisition, business combination or joint venture formation, provided that each recipient of such common stock shall execute and deliver an agreement, substantially in the form described in the following paragraph, restricting the sale or other disposition of such common stock.

        Our executive officers, directors and the selling stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus.

        We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our shares of common stock are listed on the New York Stock Exchange under the symbol "GMS".

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        We expect that the underwriters and their respective affiliates will continue to perform various financial advisory, investment banking and lending services for us or our affiliates, from time to time in the future, for which they may receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may also make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, certain of the underwriters or their respective affiliates, including affiliates of Credit Suisse Securities (USA) LLC, as administrative agent, collateral agent, joint lead arranger and joint bookrunner, RBC Capital Markets, LLC, as syndication agent and a joint lead arranger and joint bookrunner, Wells Fargo Securities, LLC, as administrative agent, collateral agent, a joint lead arranger and a joint bookrunner, and SunTrust Robinson Humphrey, Inc., as a co-syndication agent and a joint lead arranger and a joint bookrunner, are lenders or agents or managers for the lenders under the ABL Facility and the First Lien Facility. In addition, each of the underwriters in this offering served as underwriters in the IPO, for which services they received customary underwriting discounts and commissions.

 Selling Restrictions

Notice to Prospective Investors in the United Kingdom

        This document and any other materials in relation to the shares described herein are only being distributed to and are only directed at persons in the UK who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are also: (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This document and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a "Relevant Member State", from and including the date on which the European Union Prospectus Directive, or the Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of shares described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares described in this prospectus may be made to the public in that Relevant Member State at any time:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall require the Company or the relevant dealer or dealers nominated by the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially subscribes for any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the relevant dealer or dealers nominated by the Company and the Company that it is a qualified investor within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

        This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        This document has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Qatar

        The shares described in this document have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This document has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This document is intended for the original recipient only and must not be provided to any other person. This document is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP owns an indirect interest in less than 1% of our common stock through limited partnership interests in funds associated with AEA. Debevoise & Plimpton LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

        The consolidated financial statements as of April 30, 2016 and 2015 (Successor) and for the fiscal years ended April 30, 2016 and 2015 (Successor), for the period from April 1, 2014 to April 30, 2014 (Successor) and for the period from May 1, 2013 to March 31, 2014 (Predecessor), incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2016, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

        We "incorporate by reference" certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modified or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended April 30, 2016, filed with the SEC on July 12, 2016;

  •
  our Quarterly Reports on Form 10-Q for the quarterly period ended July 31, 2016, filed with the SEC on September 13, 2016, and for the quarterly period ended October 31, 2016, filed with the SEC on December 13, 2016; and

  •
  our Current Reports on Form 8-K, filed with the SEC on September 13, 2016, September 29, 2016, November 21, 2016 and December 21, 2016.

        We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

GMS Inc.
100 Crescent Centre Parkway, Suite 800
Tucker, Georgia 30084
Attention: Investor Relations
(678) 353-2883

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. As allowed by SEC rules, this prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

        Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We are subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information we file with or furnish to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at investor.gms.com when such reports are made available on the SEC's website at www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

GMS Inc.
100 Crescent Centre Parkway, Suite 800
Tucker, Georgia 30084
Attention: Investor Relations
(678) 353-2883